EXHIBIT 2.1- EXECUTION VERSION

CONFIDENTIAL

TRANSACTION AGREEMENT

between

The Procter & Gamble CoMPANY, as Seller

PARFUMS ROCHAS SAS and Procter & Gamble INTERNATIONAL OPERATIONS SA, as Obligees

and

INTERPARFUMS S.A., as Acquiror

Dated as of

18 March 2015

i

(continued)

ii

(continued)

iii

(continued)

iv

EXHIBITS

Exhibit A	Transaction Announcement
Exhibit B	Seller Shared Technology License Agreement
Exhibit C	Transitional Supply Agreements

v

transaction agreement

This Transaction Agreement (this “Agreement”), dated 18 March 2015, is between The Procter & Gamble Company, an Ohio corporation (“Seller”), and Interparfums, a French société anonyme (“Acquiror”), as well as Parfums Rochas SAS, a French société par actions simplifiée and Procter & Gamble International Operations SA, Swiss société anonyme (Parfums Rochas SAS and Procter & Gamble International Operations SA are hereinafter referred to as “Obligees”).

RECITALS

1.          Seller is engaged, directly and indirectly through certain of its Subsidiaries, notably including the Obligees, in the Rochas Business.

2.          Seller has determined that it would be appropriate to divest the Rochas Business in the manner contemplated hereby.

3.          Acquiror desires to purchase from Seller, and Seller desires to Convey or cause to be Conveyed to Acquiror, the Acquired Assets, and Acquiror desires to assume from Seller and its Subsidiaries, and Seller desires to assign or cause to be assigned to Acquiror, the Assumed Liabilities, in each case, on the terms and subject to the conditions hereinafter set forth.

Accordingly, the Parties agree as follows:

I.         Purchase and sale

1.01         Sale of Assets. Except as provided in Section 1.06, effective as of the Closing, Seller will sell, assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary of Seller to Convey) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will purchase from Seller, or a Subsidiary of Seller, free and clear of any Security Interests other than Permitted Encumbrances, all of Seller’s and its applicable Subsidiaries’ respective right, title and interest in and to all Acquired Assets.

1.02         Assumption of Liabilities. Effective as of the Closing, Seller will assign (or will cause any applicable Subsidiary of Seller to assign) to Acquiror (or one or more Affiliates of Acquiror), and Acquiror (or one or more Affiliates of Acquiror) will assume, perform and fulfill when due and, to the extent applicable, comply with, or will cause any of its Affiliates to assume, perform and fulfill when due and, to the extent applicable, comply with, all of the Assumed Liabilities, in accordance with their respective terms.

1.03         Misallocated Transfers.

(a) If, at any time from and after the Closing, either Party (or any member of the Seller Group or the Acquiror Group, as applicable) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is attributable to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Group for value subsequent to the Closing), such Party will promptly Convey, or cause to be Conveyed, such Asset or assign, or cause to be assigned, such Liability to the Person so entitled thereto or responsible therefor (and the relevant Party will cause such entitled Person to accept such Asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Liability). Prior to any such Conveyance or assignment, such Asset will be held, and related costs with respect thereto will be addressed, in accordance with Section 1.06.

(b) If, at any time as of, from and after the Closing, the contract of employment of any person of the Seller Group who is not a Transferred Employee is, as a result of the transactions contemplated by this Agreement, alleged to have been or deemed transferred, or is alleged or found to have effect after the Closing Date as if originally made with the Acquiror or any member of the Acquiror Group, (i) the Acquiror will, or will cause its applicable Affiliate to, terminate the employment of such individual with the Acquiror Group within no less than six months and (ii) the Seller shall hold harmless the relevant members of the Acquiror’s Group from any loss caused to it as a result thereof, including in connection with any benefits that would be payable in relation to the termination of such person based on a termination by reason of redundancy.

1.04         Acquired Assets. (a) For purposes of this Agreement, “Acquired Assets” means all Assets owned or held by any member of the Seller Group that are included in any of clauses (i)-(xii) below or that are otherwise exclusively used or held for exclusive use in the Rochas Business, in each case whether now existing or hereafter acquired prior to the Closing (other than any such Assets that are Conveyed or otherwise disposed of after the date hereof and prior to the Closing not in violation of Section 4.01):

(i)          (A) molds, tools (including special and general tools), prototypes, models, equipment, furniture, office equipment and other tangible personal property (1) located at the Rochas Facilities except as set forth in Section 1.04(b)(i) of the Seller Disclosure Letter or (2) exclusively used or held for exclusive use in the Rochas Business and (B) the items listed on Section 1.04(a)(i) of the Seller Disclosure Letter;

(ii)         all Real Property Interests in the land and facilities listed on Section 1.04(a)(ii) of the Seller Disclosure Letter, together with the improvements, structures and fixtures located thereon (the “Rochas Facilities”);

(iii)        all Rochas Contracts, including all interests, rights, claims and benefits of Seller and any of its Subsidiaries pursuant thereto, and associated therewith;

(iv)        all of the Governmental Approvals that are exclusively used or held for exclusive use in the Rochas Business (the “Rochas Governmental Approvals”);

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(v)         all Intellectual Property exclusively used in or exclusively relating to the Rochas Business and the Intellectual Property otherwise listed on Section 1.04(a)(v) of the Seller Disclosure Letter, including all goodwill related to any of the foregoing and all rights to sue or recover and retain damages and costs and attorneys’ fees for infringement, misappropriation or other violation of any of the foregoing, whether occurring prior to, on or after the Closing Date (all of the foregoing, the “Rochas IP Assets”);

(vi)        (A) all business and employment records exclusively related to the Rochas Business, (B) all of the financial records exclusively relating to the Rochas Business, the Acquired Assets and the Assumed Liabilities that do not form part of the general ledger of Seller or any of its Affiliates, (C) to the extent not publicly available, and within Seller’s possession all prosecution files, histories, certificates, notices and registrations pertaining to the Intellectual Property listed on Section 1.04(a)(v) of the Seller Disclosure Letter, and (D) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, customer lists, supplier lists, customer financial data and information, sales, product and marketing reports, market and market share data, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, data, data models, reports, surveys, invoices, purchase orders, receipts, engineering drawings, notebooks and logbooks, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, and that in any such case are exclusively related to the Rochas Business (collectively, the “Rochas Books and Records”); provided, however, that (1) none of clauses (A) - (D) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (v) above), (2) Seller will be entitled to retain a copy of the Rochas Books and Records, which will be subject to the provisions of Section 4.07, (3) neither clause (A) nor (D) will be deemed to include any books, records or other items or portions thereof (w) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Rochas Business from the portions thereof that relate to businesses of Seller other than the Rochas Business, (x) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Seller’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Governmental Approval under applicable Law, (y) that relate to performance ratings or assessments of employees of Seller or its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to Acquiror under applicable Law, or (z) that relate to any employees who are not Transferred Employees, and (4) in no event will Rochas Books and Records include any Tax records or Tax Returns;

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(vii)       the benefits of all prepaid expenses (other than allocated expenses), including prepaid leases and prepaid rentals, in each case to the extent exclusively related to the Rochas Business, including any advertising (including television, print, radio and point of sale) to the extent such advertising has been fully or partially created but not published, broadcasted or delivered prior to the Closing;

(viii)      the marketing intangibles and/or brand equities of the Rochas Business (which will not be deemed to constitute Intellectual Property, which is the subject of clause (v));

(ix)         subject to Section 1.04(a)(v), all rights to causes of action, lawsuits, judgments, claims and demands arising out of the conduct of or otherwise exclusively related to the Rochas Business to the extent arising after the Closing Date;

(x)          the other Assets identified on Section 1.04(a)(x) of the Seller Disclosure Letter;

(xi)         all Assets in respect of the Rochas Business Acquired Plans, as determined in accordance with Section 1.04(a)(xi) of the Seller Disclosure Letter (the “Rochas Business Acquired Plan Assets”), and all Assets expressly allocated to any member of the Acquiror Group pursuant to Article V; and

(xii)        the right to enforce any entity in the Seller Group’s rights in (A) the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts that are not otherwise Rochas Contracts to the extent such provisions relate to confidential information of the Rochas Business and (B) any Intellectual Property assignment provisions of any Intellectual Property assignment Contract that is not otherwise a Rochas Contract to the extent such provisions relate to the Rochas IP Assets.

(b)          Notwithstanding Section 1.04(a) or any other provision hereof, the Acquired Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i)          the Assets listed or described on Section 1.04(b)(i) of the Seller Disclosure Letter;

(ii)         the Excluded IP Assets;

(iii)        (A) all Assets in respect of any and all Compensation and Benefit Plans, all Assets corresponding to any Liabilities allocated to Seller or any of its Affiliates or for which Seller is expressly liable pursuant to Article V and all Assets in respect of all other compensation and benefit plans sponsored by the Seller Group, in each case other than the Rochas Business Acquired Plan Assets and (B) any Assets expressly allocated to any member of the Acquiror Group pursuant to Article V;

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(iv)        all accounts receivable of Seller and its Affiliates;

(v)         all cash and cash equivalents (including investments and securities);

(vi)        any tangible property of Seller or its Subsidiaries other than the tangible property described in Section 1.04(a)(i) and Section 1.04(a)(x);

(vii)       any furniture, office equipment or personal use Assets of employees, other than Assets transferred pursuant to Section 1.04(a)(i);

(viii)      except as set forth in Section 1.04(a)(ix), all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Seller or its Subsidiaries against a party other than Acquiror or its Affiliates to the extent such causes of action, lawsuits, judgments, claims, counterclaims or demands (A) first arose prior to the Closing or (B) are not exclusively related to the Rochas Business;

(ix)         all financial and Tax records relating to the Rochas Business that form part of the general ledger of Seller or any of its Subsidiaries, any work papers of Seller or its Affiliates auditors concerning the Rochas Business and any other Tax records (including accounting records) of Seller or any of its Subsidiaries;

(x)          subject to Section 4.13, all rights to insurance policies or practices of Seller and its Subsidiaries (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies;

(xi)         all records prepared by or on behalf of Seller or its Subsidiaries relating to the negotiation of the transactions contemplated by this Agreement and all records prepared by or on behalf of Seller or its Subsidiaries in connection with the potential divestiture of all or a part of the Rochas Business or any other business or Asset of Seller or its Subsidiaries, including (A) proposals received from third parties and analyses relating to such transactions and (B) without limiting Section 4.07, communications with legal counsel representing Seller or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(xii)        all rights of Seller or its Affiliates under this Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith;

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(xiii)       all software owned or used by or licensed to Seller and its Subsidiaries;

(xiv)      any and all Assets of Seller or its Affiliates that are not exclusively used or held for exclusive use in the Rochas Business, except for any Assets that are listed on Section 1.04(a) of the Seller Disclosure Letter as an Acquired Asset; and

(xv)       any and all Assets that are expressly contemplated by this Agreement as Assets to be retained by Seller or any other member of the Seller Group.

1.05         Rochas Liabilities. (a) For the purposes of this Agreement, “Assumed Liabilities” will mean, subject to Section 1.05(b), all Liabilities of Seller and its Affiliates listed below solely to the extent relating to, resulting from or arising out of the ownership or use of the Acquired Assets or the operation or the conduct of the Rochas Business; provided, however, that, except as otherwise expressly set forth below, in no event will the Assumed Liabilities include any Liability to the extent resulting from the ownership or use of the Acquired Assets or the operation or conduct of the Rochas Business prior to the Closing. The Assumed Liabilities are limited to:

(i)          all Liabilities related to the Rochas Business Acquired Plans;

(ii)         all Liabilities for Taxes relating to, resulting from or arising out of the Acquired Assets or the Rochas Business with respect to a Post-Closing Tax Period and all Transfer Taxes;

(iii)        all Liabilities listed on Section 1.05(a)(iii) of the Seller Disclosure Letter;

(iv)        all Liabilities that are provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Acquiror or any other member of the Acquiror Group and all Liabilities of Acquiror or any other member of the Acquiror Group under this Agreement or any Ancillary Agreement, including all Liabilities allocated to or expressly assumed by any member of the Acquiror Group pursuant to Article V;

(v)         all Liabilities under the Rochas Contracts with respect to performance of the Rochas Contracts after the Closing, in each case other than any Liability to the extent arising out of, relating to or otherwise in respect of any breach, default or violation of or under any Rochas Contract that occurred prior to the Closing;

(vi)        all Liabilities relating to, resulting from or arising out of advertising time and/or space (including television, print, radio and point of sale) to the extent such advertising is exclusively related to the Rochas Business and is published, broadcasted or delivered, or to be published, broadcasted or delivered after the Closing;

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(vii)       all Liabilities relating to, resulting from or arising out of trade and consumer promotions, in-store promotions, coupon campaigns, loyalty programs and gift card campaigns with respect to the Rochas Business committed to by Seller or any of its Affiliates prior to the Closing but occurring after the Closing;

(viii)      all Liabilities relating to, resulting from or arising out of product returns, recalls of products of the Rochas Business or fulfilling warranty claims and similar repair and replacement commitments in respect of products of the Rochas Business manufactured, sold or distributed prior to the Closing; and

(ix)         all other Liabilities to the extent relating to, resulting from or arising out of the operation or conduct of the Rochas Business after the Closing.

(b)          Notwithstanding anything to the contrary in this Agreement, any schedule or exhibit hereto or any Ancillary Agreement, the Assumed Liabilities will not include the Excluded Liabilities. The “Excluded Liabilities” means all of the Liabilities of the Seller and its Affiliates other than the Assumed Liabilities, including:

(i)          any Liabilities to the extent resulting from the ownership or use of the Acquired Assets or the operation or conduct of the Rochas Business prior to the Closing, except in each case for the Liabilities expressly identified as Assumed Liabilities in Section 1.05(a);

(ii)         any Liabilities that result from any Breach of any Rochas Contract assumed by Acquiror that occurred prior to the Closing Date;

(iii)        any Liabilities under any Contracts not assumed by Acquiror under Section 1.04(a), including any Liabilities arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(iv)        all Liabilities under Compensation and Benefit Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both, other than those Liabilities assumed by the Acquiror Group pursuant to Section 1.05(a)(i) or 1.05(a)(iv);

(v)         all Liabilities to the extent arising out of or relating to or resulting from the ownership or use of any Excluded Asset, except to the extent expressly identified as Assumed Liabilities in Section 1.05(a);

(vi)        any Liabilities of Seller or its Affiliates to any Affiliate of Seller or to Seller (in the case of Seller’s Affiliates);

(vii)       any Liabilities of Seller or its Affiliates under this Agreement or any Ancillary Agreement; and

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(viii)      all Liabilities for Taxes relating to, resulting from, or arising out of the Acquired Assets or the Rochas Business with respect to a Pre-Closing Tax Period.

(c)          Notwithstanding any other provision hereof, in the event that there are facts, circumstances, actions, inactions, ownership or use of the Acquired Assets, or operation or conduct of the Rochas Business, that constitute Assumed Liabilities as defined above, and that commence or exist prior to the Closing and continue following the Closing that give rise to Liabilities, such Liabilities will constitute Excluded Liabilities to the extent the Liabilities relate to the period prior to the Closing and will constitute Assumed Liabilities only to the extent such additional Liabilities relate to the period from and after the Closing Date and will be apportioned between Seller and Acquiror on that basis. To the extent that there are any material changes in the manner in which the Rochas Business is operated or conducted after the Closing relative to the manner in which the Rochas Business is operated or conducted in the Ordinary Course prior to the Closing, other than (i) as required by applicable Law, (ii) as otherwise expressly provided pursuant to the Rochas Contracts, or (ii) in order to attempt to mitigate damages to the Rochas Business or the Acquiror or its Affiliates attributable to any breach by Seller or any member of the Seller Group of this Agreement or any Ancillary Agreement, if such changes result in any additional Liabilities, such additional Liabilities will be Assumed Liabilities.

(d)          Notwithstanding any other provision hereof, “Excluded Liabilities” will not include claims asserted by Acquiror in respect of the condition of any Acquired Asset that is a tangible Asset (excluding real property), it being understood that the representations set forth in Section 2.06, Section 2.13(b) or any other representation that could reasonably be interpreted to relate to the condition of such Acquired Assets and Acquiror’s right to indemnification for breaches of such representations under Section 8.02(c) (subject to the limitations set forth in Section 8.07) will be Acquiror’s sole remedy in respect of such claims.

1.06         Transfers In Violation of Law or Required Consents. If and to the extent that the valid, complete and perfected Conveyance to Acquiror of any Acquired Asset or to the Seller Group of any Excluded Asset would be a violation of applicable Laws or require any Consent in connection with the transactions contemplated hereby that has not been obtained as of the Closing, then, notwithstanding any other provision hereof, such Conveyance will automatically be deferred and will not occur until all legal impediments are removed or such Consents have been obtained. Notwithstanding the foregoing, any such Asset will still be considered an Acquired Asset or Excluded Asset, as applicable, solely for the economic benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof but only to the extent permitted under applicable Law. The Parties will use their respective Commercially Reasonable Efforts to (a) continue to seek to remove any legal impediments and/or secure any contractual Consents required from third parties necessary to Convey such Asset and (b) develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Closing to such Person. If and when the applicable legal or contractual impediments are removed or the applicable Consents are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.06 will terminate on the one-year anniversary of the Closing. Nothing in this Section 1.06 will be deemed to constitute or require a waiver by any of the Parties of any of the closing conditions set forth in Article VI, including the receipt of the Governmental Approvals. Except as otherwise expressly provided in this Agreement, all costs associated with the Conveyance of any Assets or Employees will be borne by Seller (other than physical moves of assets with respect to Rochas Inventory or Acquired Assets at third party facilities).

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1.07         Waiver of Bulk-Sales Laws. Except for as otherwise prohibited by applicable Law, each of Seller and Acquiror hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Assets to any member of the Seller Group or Acquiror Group, as applicable.

1.08         Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the purchase and Conveyance of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place at Jones Day, 21 Tudor Street, London EC4Y 0DJ England, at 10:00 a.m., local time, on the last Business Day of the calendar month in which the satisfaction or waiver of the conditions set forth in Article VI occurs (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions). The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred as of 11:59:59 pm local time on the Closing Date.

1.09         Purchase Price. (a) The aggregate purchase price to be paid to Seller in full consideration of the Acquired Assets will be (i) the payment in cash of (A) $107,950,000 (the “Base Amount”), plus (B) the payment in cash for the Rochas Inventory, as determined pursuant to Section 1.09 of the Seller Disclosure Letter, (such aggregate amount, the “Cash Purchase Price”) and (ii) the assumption by Acquiror or one or more of its Affiliates of the Assumed Liabilities.

(b)          Not later than five Business Days prior to the anticipated Closing Date, Seller will provide to Acquiror its good faith estimate of the value of the Rochas Inventory, as determined pursuant to Section 1.09 of the Seller Disclosure Letter (the “Estimated Inventory Amount” and such statement, the “Estimated Closing Statement”). The Estimated Closing Statement will be prepared using the most current financial information reasonably available to Seller in the Ordinary Course of Seller’s operations that Seller determines is reliable and appropriate for the relevant calculations.

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(c)          At the Closing and on the terms and subject to the conditions set forth in this Agreement, in consideration of the Conveyance of the Acquired Assets, Acquiror and/or its designated Affiliates will assume the Assumed Liabilities and pay to Seller and/or its designated Affiliates in cash an amount equal to the Estimated Inventory Amount plus the Base Amount by wire transfer of immediately available funds to a bank account or accounts designated by Seller in writing not less than two days prior to the anticipated Closing Date.

1.10         Inventory Adjustment. (a) Within 90 days following the Closing Date, Acquiror will prepare and deliver to Seller a statement setting forth Acquiror’s calculation of the value of the Rochas Inventory, as determined pursuant to Section 1.09 of the Seller Disclosure Letter (the “Closing Statement”). The Closing Statement will be prepared in a manner and format consistent with the accounting policies, procedures and principles used to determine the Estimated Closing Statement as set forth in Section 1.09 of the Seller Disclosure Letter. Upon the request of Acquiror, Seller will provide to Acquiror and its accountants access during normal business hours to the books and records, any other information, and any employees of Seller or any other member of the Seller Group, that Seller determines is reasonably necessary for Acquiror to prepare the Closing Statement, to respond to any Seller Objection and to prepare materials for presentation to the Accounting Firm contemplated by this Section 1.10, and Seller will otherwise cooperate with and assist Acquiror as Acquiror may reasonably request to carry out the purposes of this Section 1.10.

(b)          For a period of 30 days after delivery of the Closing Statement, Acquiror will provide Seller with reasonable access to all books, records, work papers, personnel and other materials and sources used by Acquiror to prepare the Closing Statement and not already in the possession or under the control of Seller to the extent reasonably related to the determinations contemplated by this Section 1.10. The Closing Statement will be binding and conclusive upon, and deemed accepted by, Seller unless Seller notifies Acquiror in writing within 30 days after delivery of the Closing Statement of any good faith objection thereto (the “Seller Objection”). Any Seller Objection will set forth a description in reasonable detail of the basis of the Seller Objection and the specific adjustments to the values reflected in the Closing Statement prepared by Acquiror which Seller believes should be made. Any items not disputed during the foregoing 30-day period will be deemed to have been accepted by Seller, without reservations, and will be final and binding on the Parties. In the event a Seller Objection is sent to Acquiror, Acquiror and Seller shall attempt to reach an Agreement on the specific adjustments raised by Seller.

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(c)          If Seller and Acquiror are unable to resolve any of their disputes with respect to the Closing Statement within 30 days following Acquiror’s receipt of the Seller Objection pursuant to Section 1.10(b), the Parties agree to submit the dispute to administered expert proceedings in accordance with the Rules for the Administration of Expert Proceedings of the International Chamber of Commerce (“ICC Expert Rules”). The Parties agree that the findings of the expert shall be contractually binding upon them. In this respect, either party may refer the remaining disputed items to an independent accounting firm mutually selected by Seller and Acquiror (the “Accounting Firm”) who will act as an expert pursuant to the ICC Expert Rules or in the event that the Parties are unable to agree on an independent accounting firm within 14 days following a notice by one of the Parties proposing an Accounting Firm, the Accounting Firm shall be selected pursuant to the ICC Expert Rules. The Accounting Firm shall make a written determination as to each then-remaining disputed item, which written determination will be final, binding and not appealable by the Parties as to each such disputed item. The Accounting Firm will act as an expert and not an arbitrator and will address only those items that are in dispute. If the Accounting Firm does not accept its appointment or cannot or will not carry out its duties for any reason or is materially conflicted, the Parties shall promptly meet to agree on a replacement. With respect to any item or the Closing Statement for which a determination is to be made by the Accounting Firm, the Accounting Firm shall remain within the range of values assigned to each items in the Closing Statement and the Seller Objection respectively. The Accounting Firm will not have any contacts with any Party without providing the other with a reasonable opportunity to participate, and shall provide each Party with any written documents provided to it by the other. The Accounting Firm will make its determinations pursuant to this Agreement and the most current financial information reasonably available in the Ordinary Course of Rochas Business based on the materials submitted to it by the Parties subject to the terms of this Agreement. Each Party agrees to execute, if requested by the Accounting Firm, a reasonable engagement letter, including customary indemnification protections for the Accounting Firm. The Accounting Firm will comply with any arbitral decision rendered pursuant to Section 10.04 with respect to the interpretation or application of the present Agreement.

(d)          The Parties will use their reasonable best efforts to cause the Accounting Firm to (i) to send to the Parties a draft report setting out its preliminary conclusions within 20 Business Days from the appointment of the Accounting Firm, and to offer the Parties a reasonable opportunity to comment thereon and (ii) issue a report setting forth its final calculation of the inventory adjustment within 45 Business Days from the date of the appointment of the Accounting Firm. The costs of any dispute resolution pursuant to Section 1.10(e) and Section 1.10(d), including the fees and expenses of the Accounting Firm, will be borne by Seller and Acquiror in the proportion determined by Accounting Firm, which will base its decision upon the relative extent to which Seller’s and Acquiror’s relative positions regarding the inventory adjustment are upheld in the final report of the Accounting Firm.

(e)          The Closing Statement will become final, binding and not appealable by the Parties except in the event of a mathematical error upon the earliest of (i) if no Seller Objection has been given, the expiration of the period within which Seller must make its objection pursuant to Section 1.10(b), (ii) the agreement in writing by Seller and Acquiror that the Closing Statement, together with any modifications thereto agreed by Seller and Acquiror, is final, binding and not appealable by the Parties, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Statement pursuant to Section 1.10(b). The Closing Statement, as submitted by Acquiror if no timely Seller Objection has been given, as adjusted pursuant to any agreement between the Parties or as finally determined pursuant to the decision of the Accounting Firm, when final, binding and not appealable by the Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Statement.” The value of the Rochas Inventory as set forth in the Final Closing Statement is the “Final Inventory Amount.” Notwithstanding anything to the contrary herein, including by determination of the Accounting Firm, in no event will the Final Inventory Amount be more than 6% greater than, nor more than 6% less than, the Estimated Inventory Amount.

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(f)          The Closing Rochas Inventory Payment payable pursuant to this Section 1.10(f) will be paid by wire transfer of immediately available funds to a bank account or accounts designated by Seller or Acquiror, as applicable. The “Closing Rochas Inventory Payment” will be equal to the Final Inventory Amount minus the Estimated Inventory Amount. If the Closing Rochas Inventory Payment is positive, then Acquiror will pay, on a Dollar for Dollar basis, to Seller the Closing Rochas Inventory Payment. If the Closing Rochas Inventory Payment is negative, then Seller will pay, on a Dollar for Dollar basis, to Acquiror the absolute value of the Closing Rochas Inventory Payment.

(g)         Any amounts owed under Section 1.10(f) by Seller or Acquiror (as applicable) will be paid, together with interest on such amount, from the Closing Date to the date of such payment, calculated on the basis of the EURIBOR 1-month lending rate on the Closing Date plus 2.0%, no later than 5 Business Days as from the date of the Accounting Firm’s final report in immediately available funds to the bank accounts designated by Acquiror or Seller (as applicable), and such payments will be made to Acquiror or to Seller (as applicable) without any setoff, deduction or counterclaim.

1.11         Closing Deliveries. (a) Documents To Be Delivered by Seller. On the Closing Date, Seller will deliver, or will cause its appropriate Subsidiaries to deliver, to Acquiror all of the following instruments (each duly executed by Seller or those of its Subsidiaries that are parties, as applicable):

(i)          the Ancillary Agreements to which Seller or any of its Subsidiaries is a party;

(ii)         the formula cards with respect to Seller Fragrances and Hybrid Fragrances;

(iii)        the Transfer Documents as described in Section 1.12; and

(iv)        the certificate contemplated by Section 6.02(c).

(b)          Documents To Be Delivered by Acquiror. On the Closing Date, Acquiror will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Seller all of the following instruments (each duly executed by Acquiror or those of its Subsidiaries that are parties, as applicable):

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(i)          the Ancillary Agreements to which Acquiror or any of its Subsidiaries is a party;

(ii)         the Transfer Documents as described in Section 1.12; and

(iii)        the certificate contemplated by Section 6.03(c).

1.12         Conveyance of Acquired Assets and Assumption of Assumed Liabilities. In furtherance of the Conveyance of Acquired Assets and assumption of Assumed Liabilities provided in Sections 1.01 and 1.02, on the Closing Date, (a) Seller will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance, (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located), as necessary and in form reasonably acceptable to Acquiror, to evidence the Conveyance of all of Seller’s and its Subsidiaries’ right, title and interest in and to the Acquired Assets to Acquiror and its Affiliates (it being understood that no such bill of sale, certificate of title, deed, assignment or other instrument of Conveyance will require Seller or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Acquiror will execute and deliver such assumptions of Assumed Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Assumed Liabilities by Acquiror. All of the foregoing documents contemplated by this Section 1.12 will be referred to collectively herein as the “Transfer Documents.”

1.13         Escrow. Each of Seller and Acquiror hereby expressly acknowledges that their respective legal advisors duly informed the Parties of the legal right for Seller or certain of its Affiliates’ creditors to object to the payment of the Purchase Price in respect of the transfer of the part of the Acquired Assets and the Rochas Business which constitute a “fonds de commerce” as defined pursuant to French law, in accordance with the terms of Article L.141-14 of the French Commercial Code and to make a claim against Purchaser to obtain the payment of their receivables up to the amount of the relevant portion of the Purchase Price. The Parties have agreed to proceed with the payment of the Purchase Price in accordance with Section 1.09 (Purchase Price) and discharge their legal advisors of any and all liability in connection with such payment. Acquiror shall promptly notify Seller of any potential creditor’s objection (opposition d’un créancier) and Seller hereby undertakes to be responsible for any such potential creditor’s objection and indemnify, defend and hold Acquiror harmless from any Losses, resulting from any objection of a Seller’s creditor made pursuant to Article L.141-14 of the French Commercial Code, in accordance with Section 1.05(a) (Rochas Liabilities) 1.05(b) (Excluded Liabilities) and Article VIII (Indemnification).

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II.          REPRESENTATIONS AND WARRANTIES OF Seller

Seller and Obligees hereby represent and warrant to Acquiror as of the date hereof that, except as set forth in the applicable Section or subsection of the Seller Disclosure Letter (interpreted as contemplated by Section 10.13):

2.01         Due Organization, Good Standing and Corporate Power. Seller and Obligees are corporations duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller and its Subsidiaries have the requisite corporate power and authority to own, lease and operate their properties that will be Conveyed to Acquiror, to carry on the Rochas Business as now being conducted and to enter into and perform its obligations under this Agreement and/or the Ancillary Agreements to which it is, or will be at Closing, a party and to consummate the transactions contemplated hereby and thereby. Seller and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Rochas Business that will be Conveyed to Acquiror or the nature of the Rochas Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Rochas Business MAE. Neither the Seller nor any of its Subsidiaries has taken any step with a view to a suspension of payments or a moratorium of any indebtedness nor have any of them made any voluntary arrangement with any of their creditors, in each case as with respect to the Rochas Business. As of the date hereof and as of the Closing Date, neither the Seller nor any of its Subsidiaries Conveying any Acquired Assets or Assumed Liabilities is insolvent or unable to pay its debts as they fall due.

2.02         Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by it and, as of the Closing, its Subsidiaries of the transactions contemplated hereby and thereby, have been or will be duly authorized and approved by all necessary corporate action and no other corporate or shareholder action on the part of Seller or its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or will be at Closing, a party, or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements, when executed, will be duly executed and delivered by Seller, and its Subsidiaries (to the extent it is a party thereto), and each is (or when executed will be) a valid and binding obligation of Seller and its applicable Subsidiaries and enforceable against Seller and such applicable Subsidiary in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

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2.03         Consents and Approvals; No Violations. (a) Assuming the Governmental Approvals set forth on Section 2.03 of the Seller Disclosure Letter have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and, if applicable, its Subsidiaries, and the consummation by Seller and, if applicable, its Subsidiaries of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of their respective certificates or articles of incorporation, bylaws or code of regulations (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Seller or any of its Subsidiaries or by which any of their respective properties or assets that will be Conveyed to Acquiror, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the material properties or assets of Seller or its Subsidiaries that will be Conveyed to Acquiror, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Rochas Material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of terminations, cancellations, accelerations, creations and impositions of Security Interests, increases or losses which would not reasonably be expected, individually or in the aggregate, to be material to the Rochas Business.

(b)          Other than as identified in Section 2.03 of the Seller Disclosure Letter, there are no Consents necessary for Seller to Convey to Acquiror (i) the Assumed Assets and the Assumed Liabilities in order for Section 2.13(a) to be true and correct immediately after Closing with respect to Acquiror and (ii) the Rochas Material Contracts.

2.04         Intellectual Property. (a) Seller or a Subsidiary of Seller is, and assuming that all required Consents have been duly obtained, after Closing Acquiror will be, the sole owner of the Rochas IP Assets, free and clear of any Security Interests other than Permitted Encumbrances.

(b)          Section 1.04(a)(v) of the Seller Disclosure Letter sets forth a list of the material Rochas IP Assets that constitute Registered Intellectual Property, including for each such item listed, as applicable, its (i) territory, (ii) application serial number and date, (iii) issue number and date, and (iv) title or mark. All registration, maintenance and renewal fees, issue fees and annuities due in respect of such Rochas IP Assets as of the date hereof have been paid. None of such Rochas IP Assets is licensed to any third party or is subject to any material restrictions on its disclosure, ownership, license or transfer, except pursuant to a Rochas Material Contract listed in Section 2.07(a)(iv) of the Seller Disclosure Letter.

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(c)          Except as would not, individually or in the aggregate, be material to the Rochas Business, to the Knowledge of Seller, the Rochas Business as currently conducted by Seller and its Subsidiaries does not infringe, misappropriate or otherwise violate any enforceable Intellectual Property right of any third party. Except as would not, individually or in the aggregate, be material to the Rochas Business, during the past two years, no third party has made any written claim or demand or instituted any litigation against Seller or any of its Subsidiaries, or to the Knowledge of Seller threatened the same in writing, and neither Seller nor any of its Subsidiaries has received any written notice of such a claim, demand or litigation, that (i) challenges the rights of Seller and its Subsidiaries in respect of any of the Intellectual Property utilized in the Rochas Business or (ii) asserts that the operation of the Rochas Business is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party. None of the Intellectual Property utilized in the Rochas Business is subject to any outstanding Order applicable to the Rochas Business that materially limits the use of such Intellectual Property in the Rochas Business as currently conducted by Seller and its Subsidiaries. To the Knowledge of Seller, no Person is engaging in any activity that materially infringes, misappropriates or otherwise violates any of the Rochas IP Assets.

(d)          Notwithstanding whether any other representations or warranties in this Article II could be read to apply to matters involving Intellectual Property, the representations and warranties set forth in this Section 2.04, Section 2.07(a)(iv) (and Sections 2.07(b) and 2.07(c) as applicable thereto) and Section 2.13(a) (and Section 2.13(c) as applicable thereto) constitute the sole and exclusive representations and warranties under this Article II with respect to Intellectual Property.

(e)          There are no royalties, fees or other payments payable to any employees of Seller or any of its Subsidiaries as a result of ownership or use of any Rochas IP Assets in connection with the Rochas Business.

(f)          To the Knowledge of the Seller, there is no unauthorized use or disclosure, infringement, misappropriation or violation of any Rochas IP Assets by any third party, including any employee or former employee of Seller or any of its Subsidiaries.

(g)          To the Knowledge of Seller, except as set forth on Section 2.04(g) of the Seller Disclosure Letter, the Trademarks that are included as Acquired Assets are not substantially similar to Trademarks that are Excluded IP Assets.

2.05         Litigation. As of the date of this Agreement, there are no Actions in respect of which Seller or any of its Subsidiaries has been served with a complaint or otherwise given written notice (or to the Knowledge of Seller, oral notice) that are pending against Seller or any of its Subsidiaries, or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (or any of their respective properties, rights or franchises), at Law or in equity, or before or by any Governmental Authority, that have been or would reasonably be expected to be, individually or in the aggregate, material to the Rochas Business. Neither Seller nor any of its Subsidiaries is subject to any Order applicable to the Rochas Business, other than any Order generally applicable to the businesses in which the Rochas Business operates, that would reasonably be expected to affect, in any material respect, individually or in the aggregate, the Rochas Business.

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2.06         Compliance With Laws. (a) Except as has not been and would not reasonably be expected to be material to the Rochas Business, the Rochas Business is being conducted in compliance with applicable Laws. None of the Governmental Approvals required for the continued conduct of the Rochas Business as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated hereby or by the Ancillary Agreements, except as has not been and would not reasonably be expected to be material to the Rochas Business.

(b)          Notwithstanding the foregoing, the representations and warranties set forth in this Section 2.06 do not apply to Intellectual Property, employees and employee benefits or Taxes, which are addressed in their entirety and exclusively in Sections 2.04, 2.08 and 2.10, respectively.

2.07         Contracts. (a) Section 2.07(a) of the Seller Disclosure Letter contains a list of each Rochas Contract that is in effect as of the date of this Agreement and that falls in one or more of the following categories (collectively, whether or not scheduled, the “Rochas Material Contracts”):

(i)          a Contract (x) containing covenants binding upon Seller or its Subsidiaries that restrict during any period of time the ability of Seller or any of its Subsidiaries to compete or engage in any business or geographic area or in any way purport to restrict Seller or its Subsidiaries’ business activity or limit the freedom of Seller or any of its Subsidiaries to engage in any line of business and (y) that would bind Acquiror or any of its Affiliates following the Closing by virtue of the transactions contemplated by this Agreement;

(ii)         a Contract containing any “most favored nations,” exclusivity or similar right or undertaking in favor of any party other than Seller and its Subsidiaries with respect to any material goods or services purchased or sold by Seller or its Subsidiaries and that would bind Acquiror or any of its Affiliates following the Closing by virtue of the transactions contemplated by this Agreement;

(iii)        a lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any Person, any Rochas Facilities;

(iv)        a license or sublicense Contract under which Seller or any of its Subsidiaries is licensee or licensor, or sub-licensee or sub-licensor of any material Intellectual Property used in the Rochas Business other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized;

(v)         a Contract for the sale of any material Acquired Asset or collection of Acquired Assets that are material to the Rochas Business in the aggregate, other than Contracts entered into in the Ordinary Course of the Rochas Business that provide for the sale of Rochas Inventory (including any finished goods or work-in-process) or obsolete equipment;

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(vi)        a Contract involving the payment of more than $2,500,000 relating exclusively to the Rochas Business for the purchase of materials, supplies, goods, services, equipment or other assets and that is (A) with any vendor from whom Seller or any of its Subsidiaries purchased more than $2,500,000, in the aggregate in respect of the Rochas Business, in the fiscal year ended June 30, 2014, or would reasonably be expected to provide for the purchase of more than $2,500,000 in the aggregate in respect of the Rochas Business, in the fiscal year ended June 30, 2015 or any future 12-month period ended June 30 and (B) not terminable at will by Seller or any of its Subsidiaries (or the Acquiror following the Closing) on less than 60 days’ notice without penalty;

(vii)       a Contract with a customer of the Rochas Business that involves, or would reasonably be expected to involve, (A) the payment of more than $2,500,000 by such customer to the Rochas Business in the fiscal year ended June 30, 2014 or any future 12-month period ended June 30 (other than purchase orders submitted in the Ordinary Course of the Rochas Business) or (B) the payment of more than $2,500,000 to such customer by the Rochas Business in the fiscal year ended June 30, 2015 or any future 12-month period ended June 30 pursuant to a “joint business plan” or other similar incentive arrangement;

(viii)      a Contract relating to any Indebtedness to a third party that individually is in excess of $2,500,000;

(ix)         a Contract under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Rochas Business or (B) the Rochas Business has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of another Person, in each case in excess of $2,500,000;

(x)          a material settlement or compromise of any suit, claim, proceeding or dispute relating to the Rochas Business that would materially and adversely impact the Rochas Business at or following the Closing;

(xi)         a Contract (however denominated) establishing or providing for any material partnership, strategic alliance, joint venture or material collaboration or involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(xii)        a Contract involving performance of services or delivery of goods or materials of an amount or value in excess of $2,500,000 and requiring one or more Consents (other than by the Seller or Seller Group) in order to be Conveyed to the Acquiror;

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(xiii)       each power of attorney of Seller that is currently effective and outstanding and that would bind Acquiror or any of its Affiliates following the Closing by virtue of the transactions contemplated by this Agreement;

(xiv)      each Contract calling for capital expenditures in excess of $2,500,000 that would bind Acquiror or any of its Affiliates following the Closing by virtue of the transactions contemplated by this Agreement; and

(xv)       any other Contract not made in the Ordinary Course of the Rochas Business that is material to the Rochas Business.

(b)          Each Rochas Material Contract is valid, binding and in full force and effect and is enforceable by and against Seller or one of its Subsidiaries in accordance with its terms, except as has not been and would not reasonably be expected to be material to the Rochas Business. Each of Seller and its Subsidiaries has performed all obligations required to be performed by it to date under the Rochas Material Contracts to which it is a party and is not in breach of or default thereunder and, to the Knowledge of Seller, no other party to any Rochas Material Contract is in breach of or default thereunder in any respect that would reasonably be expected to be, individually or in the aggregate, material to the Rochas Business.

(c)          Neither the Seller nor any of its Subsidiaries has received any written notice (including email) that the counterparty to any Rochas Material Contract is seeking to renegotiate any material term of such contract, including material amounts paid or payable thereunder, nor has Seller nor any of its Subsidiaries given written notice (including email) to the counterparty to any Rochas Material Contract seeking to renegotiate any material term of such contract, including material amounts paid or payable thereunder, nor is any renegotiation of any material term of a Rochas Material Contract, including material amounts paid or payable thereunder, underway.

(d)Seller has made available to Acquiror a true, complete and correct copy of each Rochas Material Contract (or, if such Contract is not in written form, a true and correct summary of the material terms thereof), including any material amendment, supplement and modification (whether oral or written) in respect thereof.

2.08         Employees and Employee Benefits. (a) Section 5.01 of the Seller Disclosure Letter indicates, as of the relevant date of presentation, (i) a list of each Transferred Employee and (ii) each such employee’s function, base and variable salary or hourly wage rate, most recent annual equity compensation award, cash bonus target, cash, annual, long-term, equity or similar incentive program in which he or she participates, employer, home country, host country, employment site, age, credited service date, employment status.

(b)          From June 30, 2012 through the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the Rochas Business, (ii) no member of the Seller Group has received written notice of any unfair labor practice charges against the Rochas Business that are pending before any state, local or foreign Governmental Authority, and (iii) no member of the Seller Group has received written notice of any suits, actions or other proceedings in connection with the Rochas Business that are pending before any state, local or foreign Governmental Authority responsible for the enforcement of employment practices Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, material to the Rochas Business.

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(c)          Section 2.08 of the Seller Disclosure Letter identifies each collective bargaining agreement or other material Contract with any labor organization, union or works council that applies to any Transferred Employees.

(d)          With respect to each Rochas Business Acquired Plan, (i) all contributions due from Seller or any of its Subsidiaries through the date of this Agreement have been made and all amounts and Liabilities have been properly accrued to date and (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened with respect to such Rochas Business Acquired Plan, except, in the case of each of clauses (i)-(ii) above, as would not result in a material Liability to the Rochas Business after the Closing.

(e)          Seller has made available to Acquiror copies or summaries of the material terms of all of the Compensation and Benefit Plans (including any material amendments thereto).

(f)          Each Compensation and Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws except, in each case, as would not result in material Liability to the Rochas Business after the Closing.

(g)          Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 2.08 are the sole and exclusive representations and warranties applicable to Compensation and Benefit Plans and to employees or other service providers of Seller or its Affiliates (and, in all instances, any Liabilities relating thereto).

2.09         Absence of Changes. (a) Since December 31, 2014, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Rochas Business MAE.

(b)          Except for such matters as would not be reasonably expected to have a Rochas Business MAE, since December 31, 2014, the Rochas Business has been conducted in the Ordinary Course of the Rochas Business.

2.10         Taxes. (a) Except as would not reasonably be expected to affect, in any material respect, individually or in the aggregate, the Rochas Business, (i) there are no liens for Taxes on any of the Acquired Assets other than Permitted Encumbrances, (ii) all Tax Returns required to be filed by or with respect to the Acquired Assets or the Rochas Business have been duly and timely filed, and all such Tax Returns are true and correct in all material respects, (iii) all Taxes required to be paid by or with respect to the Acquired Assets or the Rochas Business have been timely paid in full, (iv) Seller and its Subsidiaries have complied with all applicable Laws regarding the collection, withholding and remittance to the appropriate Taxing Authority of amounts required to be collected or withheld by any of them with respect to the Acquired Assets and the Rochas Business, and (v) there is no action, suit, proceeding, investigation, audit or claim with respect to Taxes (“Tax Proceeding”) pending or asserted in writing with respect to any of the Acquired Assets or the Rochas Business.

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(b)          Notwithstanding any other representation or warranty contained in this Article II, the representations and warranties contained in this Section 2.10 constitute the sole and exclusive representations and warranties of Seller relating to Taxes.

2.11         Broker’s or Finder’s Fee. Neither Seller nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Acquiror or any of its Affiliates could become liable or obligated.

2.12         Title to Properties; Security Interests. Seller and its Subsidiaries have, and assuming that the required Consents are duly obtained, Acquiror will, immediately after Closing, have, good and valid title to, or, if applicable, valid leasehold interests in or valid license or right to use, all Acquired Assets, in each case as such property is currently being used, subject to no Security Interests, except for Permitted Encumbrances. On March 18, 2003, Seller announced it signed an agreement to purchase a controlling interest in Wella AG, a global beauty company, based in Darmstadt, Germany. One of the businesses operated by Wella was the Rochas Business. The cash purchase of €3.2 billion gave P&G 77.6% of Wella’s voting shares. On April 28, 2003, Procter & Gamble Germany Management GmbH (P&G), a wholly owned subsidiary of Seller announced the launch of its tender offer for the remaining voting and preference shares of Wella. Seller offered a cash price of €92.25 per share for the voting shares, and €65 per share for the preference shares, valuing the total shares at about €5.5 billion. Seller completed the acquisition in September of 2003.

2.13         Sufficiency; Condition of Assets. (a) The Acquired Assets, together with (i) the Assets for which provision for access thereto is otherwise made in this Agreement or in the Ancillary Agreements, including in Section 1.06, (ii) the Excluded Assets, and (iii) the Assets that are identified in Section 2.13 of the Seller Disclosure Letter (including those Assets that are used to provide the services that are identified in Section 2.13 of the Seller Disclosure Letter), are sufficient to conduct the Rochas Business in substantially the same manner as which the Rochas Business is being conducted on the date hereof by Seller and its Subsidiaries in all material respects.

(b)          The tangible Acquired Assets are in good condition in all material respects, reasonable wear and tear excepted, except as would not materially adversely affect the continued production of the products of the Rochas Business in the quality and quantity as such products are being manufactured and sold by the Rochas Business as of the date of this Agreement in all material respects.

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(c)          Notwithstanding anything to the contrary, the representations and warranties set forth in this Section 2.13 will not be deemed to be a representation or warranty that any of such activities can or will be conducted without infringement, other violation or use of the Intellectual Property of any third party, and the Parties hereby acknowledge that, to the extent any such representation or warranty is made, it is exclusively in Section 2.04.

2.14         Real Property. (a) Section 2.14(a) of the Seller Disclosure Letter sets forth a list of (i) any real property leases, subleases, licenses or occupancy agreements to which the Seller or any of its Subsidiaries is a party, whether as a lessor or a lessee that is exclusively used in the Rochas Business, (the “Real Property Leases,” and such real property, the “Leased Real Property”), and (ii) any other real property that is owned in fee or leased, subleased, licensed or otherwise used by Seller or any of its Subsidiaries and utilized by Seller or any of its Subsidiaries to manufacture, distribute or sell the products of the Rochas Business that is material to, but is not exclusively used in, the Rochas Business (“Shared Operational Real Property”). For the avoidance of doubt, “Shared Operational Real Property” will be deemed to include any real property utilized by Seller’s “Global Business Services” unit and other corporate supporting functions to provide support to the Rochas Business.

(b)          No real property or real property interest that is exclusively used in connection with the Rochas Business is owned by Seller or any of its Subsidiaries.

(c)          To the Knowledge of Seller, no parcel of Leased Real Property is subject to any Order to be sold or being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Seller, has any condemnation, expropriation, or taking been proposed, except as would not be material to the Rochas Business.

2.15         Access to Fragrances. (a) Section 4.12(a) of the Seller Disclosure Letter sets forth (i) a complete and accurate list of the externally developed fragrances that are currently used in the products of the Rochas Business (the “Third-Party Fragrances”) and (ii) for each Third-Party Fragrance (A) the name of the external fragrance supplier (each, an “Existing Fragrance Supplier” and, collectively, the “Existing Fragrance Suppliers”) currently used by Seller or any of Seller’s Affiliates and (B) the name of the products of the Rochas Business in which such Third-Party Fragrance is currently used.

(b)          Section 4.12(b) of the Seller Disclosure Letter sets forth a complete and accurate list of the Seller’s internally developed and internally produced fragrances that are currently used in the products of the Rochas Business (the “Seller Fragrances”)

(c)          Section 4.12(c) of the Seller Disclosure Letter sets forth (i) a complete and accurate list of the internally developed fragrances that are currently used in the products of the Rochas Business utilizing a Firmenich proprietary ingredient (the “Hybrid Fragrances” and, together with the Third-Party Fragrances and Seller Fragrances, the “Fragrances”)) currently used by Seller or any of Seller’s Affiliates and (ii) the name of the products of the Rochas Business in which such Hybrid Fragrance is currently used.

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(d)          Seller and its Affiliates have, and assuming that the required Consents are duly obtained, Acquiror will, immediately after Closing, have, the right to use the Fragrances, in each case, as the Fragrances are currently being used in the products of the Rochas Business, including with respect to geographic scope.

2.16         French labor law obligations. Seller and any other member of the Seller Group having employees in France and Conveying any Assumed Assets or Assumed Liabilities pursuant to the present Agreement are in compliance with all applicable Laws and internal rules regarding the consultation process of their personnel representative bodies (“institutions representatives du personnel”) required by French labor law and hereby represent and warrant that (i) no information is required to be furnished to their personnel representative bodies (“institutions representatives du personnel”) as regards this Agreement and the transactions contemplated hereby, and (ii) no consultation of or issuance by of a written opinion by such personnel representative bodies is required prior to making decisions regarding the present Agreement and the transactions contemplated hereby.

2.17         Revenues and Net Results Prior to Closing. Section 2.17 of the Seller Disclosure Letter contains the information relating to the revenues (chiffres d’affaires) and net results (résultats d'exploitation) generated by the Rochas Business related to the Acquired Assets, during the three fiscal-year period preceding the Closing, as well as the estimated breakdown on a monthly basis of the revenues generated by the business related to the Acquired Assets since 30 June, 2014 up to the month preceding the date hereof in accordance with Article L.141-2 of the French Commercial Code. Considering the specificity of the Acquired Assets, Purchaser acknowledges and agrees that such revenues and net results figures, which have been determined according to Seller's Group’s accounting rules and extracted from Seller's Group’s analytical accounting system, may not be determined precisely and are only estimates prepared in good faith on the basis of the books and records of Seller and certain of its Affiliates with respect to the Rochas Business, and that, as such, they are not relevant to assess the expected profitability in the future of the business related to the Acquired Assets as such business may be operated in a group other than the Seller Group. Acquiror acknowledges and agrees that through the due diligence process it has had access, prior to the date hereof, to all information necessary for Acquiror to assess the expected profitability of the business related to the Acquired Assets, following the Closing Date.

2.18         No Other Representations or Warranties. Except for the representations and warranties of Seller and Obligees expressly set forth in this Article II and the Ancillary Agreements, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Subsidiaries with respect to the Acquired Assets, the Rochas Business, the transactions contemplated by this Agreement and the Ancillary Agreements or the accuracy or completeness of the information concerning the Rochas Business provided by Seller or any of its Subsidiaries.

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III.         REPRESENTATIONS AND WARRANTIES OF Acquiror

Acquiror hereby represents and warrants to Seller that, except as set forth in the applicable Section or subsection of the Acquiror Disclosure Letter (as contemplated by Section 10.13):

3.01         Due Organization, Good Standing and Corporate Power. (a) Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

(b)          Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.02         Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Acquiror, and the consummation by Acquiror of the transactions contemplated hereby and thereby, have been duly authorized and approved by its board of directors, and no other corporate or stockholder action on the part of Acquiror or any member of the Acquiror Group is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements, when executed, will be, duly executed and delivered by Acquiror and, to the extent it is a party thereto, each is (or when executed will be) a valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exception.

3.03         Consents and Approvals; No Violations. Assuming that (a)  the Governmental Approvals required to Convey any real property or Governmental Permits to Acquiror have been made or obtained, and (b) the Governmental Approvals set forth on Section 2.03 of the Seller Disclosure Letter have been obtained, the execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws (or the comparable governing documents) of Acquiror or any member of the Acquiror Group, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Acquiror or any member of the Acquiror Group or by which any of its or their properties or assets may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration, under or result in the creation of any Security Interest upon any of the material properties or assets of Acquiror or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contract to which any member of the Acquiror Group is a party, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, cancellations, accelerations or required approvals which would not reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

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3.04         Broker’s or Finder’s Fee. Neither Acquiror nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which Seller or any of its Subsidiaries could become liable or obligated.

3.05         Financing. Acquiror has, and at the Closing will have, available cash sufficient to consummate the transactions contemplated by this Agreement, including the funds necessary to pay the aggregate Cash Purchase Price pursuant to Section 1.10(d) and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and all Ancillary Agreements and to allow Acquiror to perform all of its obligations under this Agreement and pay all fees and expenses to be paid by Acquiror related to the transactions contemplated by this Agreement.

3.06         Litigation. There are no Actions pending against Acquiror or any of its Subsidiaries or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Authority, that have had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE. Neither Acquiror nor any of its Subsidiaries is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror MAE.

3.07         Solvency. Immediately after giving effect to the transactions contemplated hereby, Acquiror will be solvent and will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Acquiror or Seller. In connection with the transactions contemplated hereby, Acquiror has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

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3.08         Independent Investigation. Acquiror has conducted its own independent investigation, review and analysis of the Rochas Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Acquiror acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Acquiror has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II.

3.09         No Other Representations or Warranties; Acknowledgement by Acquiror. (a) Except for the representations and warranties of Acquiror expressly set forth in this Article III and in the Ancillary Agreements, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror or any of its Subsidiaries with respect to Acquiror or the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Acquiror acknowledges that, except as provided herein, neither Seller nor any of its Subsidiaries nor any other Person acting on their behalf will have or be subject to any Liability or indemnification obligation to Acquiror or any other Person acting on its behalf resulting from the distribution in written or oral communication to Acquiror, or use by Acquiror of, any information, documents, projections, forecasts or other material made available to Acquiror, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.

IV.          COVENANTS

4.01         Conduct of Rochas Business Pending the Closing. (a) Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing (the “Pre-Closing Period”), Seller and each of its Subsidiaries will use its respective Commercially Reasonable Efforts to, (i) conduct the Rochas Business in the Ordinary Course of the Rochas Business in all material respects in accordance with applicable Law, (ii) preserve (other than the sale of Assets in the Ordinary Course of the Rochas Business) the material Acquired Assets, (iii) preserve in all material respects the material business relationships of the Rochas Business with customers, suppliers, manufacturers, distributors and others with whom the Rochas Business deals in the Ordinary Course, and (iv) maintain the goodwill and reputation of the Rochas Business, including through advertising, marketing and promoting the products of the Rochas Business in the Ordinary Course of the Rochas Business.

(b)          Without limiting the generality of Section 4.01(a), and except as otherwise expressly provided in this Agreement, as set forth on Section 4.01 of the Seller Disclosure Letter, as required by applicable Law or as expressly consented to in writing by Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller will not, nor will it permit any of its Subsidiaries to:

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(i)          (A) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance on, any Assets that are (or would otherwise be) material Acquired Assets (excluding Rochas IP Assets, provision for which is made in Section 4.01(b)(vii) and Section 4.01(b)(viii)), other than any sale of Rochas Inventory (including any finished goods or work-in-process) or obsolete equipment or obsolete inventory in the Ordinary Course of the Rochas Business, or (B) move any material Assets located at the Rochas Facilities out of the Rochas Facilities other than in the Ordinary Course of the Rochas Business, provided that such move will not affect whether or not an Asset is an Acquired Asset;

(ii)         acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be material Acquired Assets, other than in the Ordinary Course of the Rochas Business;

(iii)        adopt, amend or terminate any Compensation and Benefit Plans, or increase the salaries, wage rates, target bonus opportunities or equity-based compensation of Transferred Employees, in each case except (A) in the Ordinary Course as applicable generally to Seller Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Compensation and Benefit Plans (or other practices) that are applicable generally to Seller Group employees in the relevant jurisdictions, or (C) as required (1) to comply with applicable Law, (2) by the terms of any Compensation and Benefit Plan in effect on the date hereof, or (3) by the terms of any agreement of Seller or any of its Subsidiaries that is in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(iv)        amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Rochas Material Contracts or enter into or assume any Contract that if in effect on the date hereof would be a Rochas Material Contract other than in the Ordinary Course of the Rochas Business;

(v)         incur, assume or guarantee any indebtedness for borrowed money or make or forgive any loans or advances, or make any capital contributions to or investments in, any other Person, except as would not materially affect Acquiror’s conduct of the Rochas Business following the Closing;

(vi)        license, grant any rights to or transfer any of the material Rochas IP Assets or other material Intellectual Property owned or used by the Rochas Business, other than grants of licenses in the Ordinary Course of the Rochas Business;

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(vii)       abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the material Rochas IP Assets that are Registered Intellectual Property, other than in the Ordinary Course of the Rochas Business;

(viii)      enter into any settlement, or offer or propose to enter into any settlement, or otherwise compromise or waive any material claims or rights of the Rochas Business, in each case that would materially and adversely affect the Rochas Business or limit the ability of Acquiror to conduct the Rochas Business as currently conducted following the Closing in any geographic area or in any other material respect;

(ix)         make any material change in any method of accounting or accounting practice or policy with respect to the Rochas Business, except with respect to Taxes or as required by applicable Law or GAAP;

(x)          allow the levels of raw materials, supplies or other materials included in the Rochas Inventory to vary materially from the levels customarily maintained; or

(xi)         agree, in writing or otherwise, to take any of the foregoing actions.

(c)          Seller and Acquiror acknowledge and agree that nothing contained in this Agreement is intended to give Acquiror, directly or indirectly, the right to control or direct the operations of the Rochas Business prior to the Closing.

4.02         Further Assurances; Efforts To Obtain Consents; Antitrust Clearance. (a) Generally. In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including, if applicable, forming legal entities, opening bank accounts and reaffirming any consents, approvals or waivers previously granted; provided, however, that (i) with respect to the matters that are the subject of Section 1.07, such matters will be governed by that Section instead of this Section 4.02(a) following the Closing, and (ii) except as otherwise provided in Section 4.02(b) or 4.02(c), neither Seller nor Acquiror will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval.

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(b)          Requisite Antitrust Filings. Seller and Acquiror will comply fully with all applicable notification, reporting and other requirements of applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Seller and Acquiror, as soon as practicable after the date of this Agreement (and in any event within five Business Days), will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with all applicable Antitrust Laws in accordance with Section 4.02(b) of the Seller Disclosure Letter. Seller and Acquiror will as soon as practicable file any additional information reasonably requested by any Governmental Authority in connection with any Antitrust Law.

(c)          Efforts To Obtain Antitrust Approvals. Seller and Acquiror will each use reasonable best efforts to obtain, or terminate, as the case may be, as soon as practicable, the Governmental Approvals required by any Antitrust Law (the “Antitrust Approvals”) that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain such Antitrust Approvals or terminate any waiting period thereunder, all such actions to be effective prior to the Closing. Acquiror and Seller will cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Seller and Acquiror agrees with respect to obtaining any Antitrust Approval to (A) cooperate and consult with each other, (B) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (C) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Authority with respect to such transactions, (D) permit the other party to review and consider in good faith the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary Antitrust Approvals, and (E) not participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe.

(d)          Seller and its Subsidiaries shall use Commercially Reasonable Efforts to obtain all necessary Consents required to effect the transactions contemplated by this Agreement that are requested in writing by Acquiror to be obtained, including those necessary to transfer the Rochas Material Contracts.

4.03         Public Announcements. (a) The press release(s) announcing the execution and delivery of this Agreement and the transactions contemplated hereby will be in the form(s) attached as Exhibit A (the “Transaction Announcement”). From the date hereof through the Closing, neither Seller nor Acquiror will publish any press releases or make other public statements (including to securities analysts) that contradicts the Transaction Announcement with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (or the portion thereof relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby), except as such Party determines in good faith is required by Law after consultation with counsel (in which case, such Party will consult with the other Party to the extent reasonably practicable under the circumstances prior to making such disclosure and will only disclose that information that is required by Law based upon advice of counsel), without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

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(b)          Seller acknowledges that the parent of Acquiror, InterParfums, Inc. (“Acquiror Parent”) is a publicly held company and is subject to reporting requirements of the United States federal securities laws; Acquiror Parent is obligated to issue a press release promptly subsequent to the execution of this Agreement; is obligated to file with the United States Securities and Exchange Commission a Current Report on Form 8-K within four business days of the execution of this Agreement disclosing the material terms of this Agreement; and may be required to file a copy of this Agreement with the Securities and Exchange Commission. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude or prohibit such disclosure as may be required by Acquiror Parent under applicable law.

4.04         Notification of Certain Matters. Each of Seller and Acquiror will give prompt written notice to the other of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby or (b) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Affiliates that relate to the consummation of the transactions contemplated hereby.

4.05         Access. From the date hereof to the Closing, to the extent permitted by Law, Seller will allow all designated Representatives of Acquiror, access to the extent reasonably practicable upon reasonable notice to the Acquired Assets; provided, however, that (i) no investigation pursuant to this Section 4.05 will affect any representation or warranty given by Seller hereunder or any closing condition, indemnity obligation or other provision and (ii) notwithstanding the provision of information or investigation by Seller, Seller will not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) Seller will not be required to provide any information which it determines in good faith it may not provide to Acquiror by reason of applicable Law (including any information in confidential personnel files), or which constitutes Privileged Communications or other information which Seller’s outside legal counsel advises is protected by attorney-client or other similar privilege (provided that Seller and Acquiror will discuss in good faith if any joint defense privilege that would permit such privilege to be maintained), and (B) Seller will not be required to provide access to any performance review materials or any information from personnel files that relates to an individual employee’s participation in bonus plans and similar incentive compensation arrangements (other than individual bonus opportunities based on target bonus as a percentage of base salary). Each of Seller and Acquiror agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 4.05 for any purpose unrelated to this Agreement and the Ancillary Agreements. All information provided by a Party to the other Party hereunder will be kept confidential to the same extent as would be applicable if the Confidentiality Agreement were in effect.

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4.06         Agreement for Exchange of Information. (a) Generally. (i) Except as prohibited by applicable Law, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Closing Date and until the sixth anniversary of the Closing Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Seller and Acquiror agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.06.

(ii)         Each Party will provide to the other such Information as the other may from time to time reasonably request in order to prepare its financial statements and satisfy its public reporting obligations.

(iii)        Prior to the Closing, each Party will take measures that it determines in good faith to be appropriate to ensure compliance with applicable Law and that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.

(b)          Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.06 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.06 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 4.06(c), unless required by Law or bona fide document retention policies to retain such materials.

(c)          Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of the Rochas Business in its respective possession or control at the Closing in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.

(d)          Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.06 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

(e)          Compensation for Providing Information. The Party requesting Information will reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

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(f)          Production of Witnesses; Records; Cooperation.

(i)          After the Closing Date, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its Commercially Reasonable Efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to reasonable business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with any Action in which the requesting Party may from time to time be involved.

(ii)         If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will use Commercially Reasonable Efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents are reasonably requested in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be.

(iii)        The obligation of the Parties to provide witnesses pursuant to this Section 4.06 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses managers and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(g)          Restrictions. Except as expressly provided in this Agreement or any Ancillary Agreement, no Party or member of such Party’s Group grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

(h)          Updated Revenues and Results. On or prior to the Closing Date, Seller shall provide Acquiror with an updated Section 2.17 of the Seller Disclosure Letter containing the information relating to the revenues (chiffres d’affaires) and net results (résultats d'exploitation) generated by the Rochas Business related to the Acquired Assets, during the three fiscal-year period preceding the Closing Date, as well as the estimated breakdown on a monthly basis of the revenues generated by the business related to the Acquired Assets since 30 June 2014 up to the month end prior to the Closing Date in accordance with Article L.141-2 of the French Commercial Code. Any updates pursuant to this Section 4.06(h) will be without prejudice to Acquiror’s rights under Article VIII.

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4.07         Privileged Matters. (a) As to all privileged communications among counsel for Seller or the Seller Group (including Jones Day and in-house counsel of Seller or the Seller Group), Seller and any other member of the Seller Group that relate in any way to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Acquiror or any of its Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of Acquiror, any other member of the Acquiror Group or any Person purporting to act on behalf of or through the Acquiror or any other member of the Acquiror Group will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, Acquiror and each member of the Acquiror Group, together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing. Notwithstanding the foregoing, the Seller or any other member of the Seller Group may waive the privilege relating to some or all of the Privileged Communications in which case such communications may be used by the Seller and/or any other member of the Seller Group in connection with any dispute that relates in any way to the transactions contemplated by this Agreement, including in any claim for indemnification brought by Acquiror. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or any of its Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Acquiror may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Seller or the Seller Group to such third party; provided, however, that neither Acquiror nor any of its Affiliates may waive such privilege without the prior written consent of Seller.

(b)          Upon receipt by Acquiror or any of its Affiliates of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Communications or if Acquiror or any of its Affiliates obtains knowledge that any current or former employee of Acquiror receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Communications Acquiror will promptly notify Seller of the existence of the request and will provide Seller a reasonable opportunity to assert any rights it may have under this Section 4.07 or otherwise to prevent the production or disclosure of Privileged Communications. Acquiror will not, and will cause its Affiliates not to, produce or disclose to any third party any of the Privileged Communications under this Section 4.07 unless (i) Seller has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

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(c)          Seller’s Conveyance of books and records pertaining to the Rochas Business and other Information to Acquiror, Seller’s covenant to permit Acquiror to obtain Information existing prior to the Closing Date and Acquiror’s covenant to permit Seller to obtain Information existing prior to the Closing Date are made in reliance on Seller’s and Acquiror’s respective agreements, as set forth in Section 4.06 and this Section 4.07, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileged Communications that may belong to or be asserted by Seller. The access to Information, witnesses and individuals being granted pursuant to Section 4.06 and the disclosure to Seller and Acquiror of Privileged Communications relating to the Rochas Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by Seller or Acquiror to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.07 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Seller and Acquiror in, or the obligations imposed upon Seller and Acquiror by, this Section 4.07.

4.08         Non-Solicitation; No Hiring. (a) Seller agrees that for a period of 24 months from the Closing Date, Seller will not, and will cause each other member of the Seller Group not to, without obtaining the prior written consent of Acquiror, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any Transferred Employee (after giving effect to any employee transfers contemplated in this Agreement); provided, however, that (i) no member of the Seller Group will be deemed to have solicited any such Person who is an employee of the Acquiror Group and responds to any general media advertisement or job posting placed by or on behalf of Seller or any member of the Seller Group or such Person is contacted by an employment search firm engaged by Seller or a member of the Seller Group that is not specifically directed to solicit Persons employed by Acquiror or the Acquiror Group and (ii) any member of the Seller Group may solicit and hire any such Person if such Person’s employment has terminated for any reason whatsoever or such Person has been given notice of such termination, in either case, prior to any unpermitted direct or indirect solicitation by any member of the Seller Group.

(b)          Acquiror agrees that for a period of 24 months from the Closing Date, Acquiror will not, and will cause each other member of the Acquiror Group not to, without obtaining the prior written consent of Seller, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employee of Seller or any member of the Seller Group; provided, however, that (i) no member of the Acquiror Group will be deemed to have solicited any such Person who is an employee of the Seller Group and responds to any general media advertisement or job posting placed by or on behalf of Acquiror or any member of the Acquiror Group or such Person is contacted by an employment search firm engaged by Acquiror or a member of the Acquiror Group that is not specifically directed to solicit Persons employed by Seller or the Seller Group and (ii) any member of the Acquiror Group may solicit and hire any such Person if such Person’s employment has terminated for any reason whatsoever or such Person has been given notice of such termination, in either case, prior to any unpermitted direct or indirect solicitation by any member of the Acquiror Group.

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4.09         Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Closing) involved in notarization, authentication, legalization or consularization of the signatures of any of the representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property. Acquiror will be responsible for, and will pay, all expenses (whether incurred before or after the Closing) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property from any member of the Seller Group to any member of the Acquiror Group with any Governmental Authorities as may be necessary or appropriate.

4.10         Use of Seller Names and Marks. (a) “Seller Names and Marks” means the names and marks “P&G” and “Procter and Gamble” (in any style or design), and any Trademark derived from, confusingly similar to or including any of the foregoing. Subject to the terms and conditions of this Section 4.10, Seller, on behalf of itself and its Affiliates as necessary, hereby grants to Acquiror a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, for the six-month period following the Closing Date (the “Transition Period”), to use the Seller Names and Marks in connection with the Rochas Business in the manner set forth in Section 4.10(d). Acquiror will use Commercially Reasonable Efforts to transition from use of the Seller Names and Marks as soon as reasonably practicable and in any event prior to expiration of the Transition Period. Except as expressly provided in this Section 4.10, Seller reserves for itself and its Affiliates all rights in the Seller Names and Marks, and no other rights therein are granted to any, member of the Acquiror Group or any of their respective Affiliates, whether by implication, estoppel or otherwise. All use of the Seller Names and Marks by the Acquiror Group will inure to the benefit of Seller and its Affiliates.

(b)          As soon as practicable following the Closing Date, and in any event prior to the expiration of the Transition Period, Acquiror will, and will cause the other members of the Acquiror Group to, (i) remove all Seller Names and Marks from any internet or other electronic communications vehicles, including internet domain names and from the content of any internet websites within the Acquired Assets, and remove all links to any internet domains of Seller or any of its Affiliates from any of the foregoing, (ii) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any packaging bearing any of the Seller Names and Marks, except that the Rochas Business may continue to sell inventories of finished goods existing as of the Closing Date and included in the Acquired Assets packaged in packaging bearing the Seller Names and Marks until the expiration of the applicable shelf lives of such products; provided, however, that Acquiror and its Affiliates use their Commercially Reasonable Efforts to sell such existing inventories prior to the sale of subsequently manufactured or packaged products, (iii) remove or irreversibly cover or modify all Seller Names and Marks from or destroy any product literature, store displays and similar materials bearing any of the Seller Names and Marks, and (iv) remove or irreversibly cover or modify any and all of Seller’s UPC and EAN codes from packaging, products or other Assets Conveyed to Acquiror.

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(c)          For all other uses of the Seller Names and Marks not specifically identified in Section 4.10(b) (e.g., signage, business cards and stationery), for up to 90 days after the Closing Date, in each applicable jurisdiction, the Rochas Business may continue to use the Seller Names and Marks on the same materials and in substantially the same manner as used by the Rochas Business during the 90-day period preceding the Closing. In each applicable jurisdiction, as soon as practicable following the Closing Date, and, in any event within 90 days after the Closing Date, Acquiror will, and will cause the other members of the Acquiror Group to, remove or irreversibly cover or modify all Seller Names and Marks from or destroy any such other materials bearing any of the Seller Names and Marks.

(d)          In no event will the Rochas Business use, and Acquiror will, and will cause the other members of the Acquiror Group to not use, any of the Seller Names and Marks after the Closing in any manner or for any purpose other than in the same or substantially same manner that such Seller Names and Marks were being used by the Rochas Business during the 90-day period preceding the Closing. Without limiting the generality or effect of the foregoing, all products sold by the Rochas Business using any Seller Name or Mark will be of high quality, consistent in nature and quality with such products as sold by the Rochas Business in the 90-day period preceding Closing. Seller reserves the right to reasonably inspect the Rochas Business’s quality control of the products sold bearing and uses of a Seller Name or Mark and other compliance with the terms of the license granted under this Section 4.10, in each of the foregoing cases, upon reasonable prior written notice to Acquiror and during normal business hours.

(e)          The license granted under this Section 4.10 may be terminated by written notice if Acquiror or the Rochas Business is in material breach of any provision hereof that remains uncured for more than ten days after written notice thereof from Seller. Upon such termination of the license granted hereunder for any reason, Acquiror and its Affiliates will not use any of the Seller Names and Marks.

4.11         Removal of Tangible Assets. (a) Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties in writing, all tangible Acquired Assets that are located at any facilities of any member of the Seller Group that are not Rochas Facilities will be moved prior to the Closing to a Rochas Facility. If such Acquired Assets are not moved prior to the Closing, then Seller will cause such Acquired Assets to be moved as promptly as reasonably practicable after the Closing Date from such facilities to a Rochas Facility, at Seller’s expense and in a manner so as not to cause substantial damage to such Acquired Assets, provided, that Acquiror will be responsible for the installation of such property within its facilities. Any damage to the Acquired Assets or the Rochas Facilities resulting from such moves shall be paid by Seller at the Closing.

(b)          Except as otherwise agreed to by the Parties, all tangible Excluded Assets (if any) that are located at any of the Rochas Facilities will be removed from such facilities prior to the Closing (or as promptly as reasonably practicable thereafter), at Seller’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Acquiror Group and to not cause substantial damage to such Rochas Facility, and such member of the Acquiror Group will provide reasonable access as applicable to such Rochas Facility to effectuate such movement.

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(c)          Should Seller fail to remove the Excluded Assets as required by this Section 4.11, Acquiror shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller's sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Acquiror for all costs and expenses incurred by Acquiror in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

4.12         Access to Fragrances. (a) With respect to the Third-Party Fragrances, Seller hereby agrees to waive (which waiver will be effective as of the Closing Date) any exclusivity provision in Seller’s supply agreements with the relevant Existing Fragrance Suppliers that is necessary to allow Acquiror to establish its own independent relationship with such Existing Fragrance Suppliers who can, subject to Acquiror reaching a mutually agreeable arrangement with such Existing Fragrance Suppliers, supply the Third-Party Fragrances directly to Acquiror on an exclusive basis solely for use by Acquiror.

(b)          With respect to the Hybrid Fragrances, Seller hereby agrees to provide to the Acquiror the formula card for the portion of the Hybrid Fragrances that Seller or its Affiliates produce. Acquiror may provide such formula card or any portion thereof to Firmenich to allow Acquiror to establish its own independent relationship with Firmenich who can, subject to Acquiror reaching a mutually agreeable arrangement with Firmenich, produce and supply either (1) any proprietary ingredients of the Hybrid Fragrances on a non-exclusive basis for use by Acquiror in the products of the Rochas Business as they were used in the Rochas Business as of the date of this Agreement, including the geographic scope of the Rochas Business or (2) the Hybrid Fragrances directly to Acquiror on an exclusive basis for use by Acquiror.

(c) With respect to the Seller Fragrances, Seller hereby agrees to provide the formula card for the Seller Fragrances to the Acquiror for use by Acquiror.

4.13         Insurance Matters. From and after the Closing, Acquiror will not, and will cause its Affiliates not to, assert any claim against any insurance policies or practices of Seller and its Affiliates under any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever; provided, however, that (a) Seller and Acquiror agree that all claims with respect to insured events occurring prior to the Closing will be administered in accordance with the terms of Seller’s or its Subsidiaries’ third-party policies, if any, and coverage applicable to such claims, (b) Acquiror will receive the benefit of such third-party policies with respect to such claims to the extent losses occurring prior to the Closing related to Acquired Assets are covered notwithstanding the consummation of the transactions contemplated by this Agreement, and (c) Seller will receive the benefit of such policies with respect to such claims to the extent losses occurring prior to the Closing related to Liabilities other than Assumed Liabilities are covered notwithstanding the consummation of the transactions contemplated by this Agreement and provided that in the case of clauses (b) and (c) such recovery will be net of any deductibles or self-insured retention amounts, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under any such policies that relate to the period prior to Closing or any amounts paid by Seller pursuant to Article VIII in respect of the applicable Liabilities (it being understood that Seller will have the right to determine whether or not to make any claim against Seller’s insurance policies).

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4.14         Confidentiality. (a) The Parties acknowledge that in connection with the transactions contemplated hereby, the Parties have disclosed to each other Information which the Parties consider proprietary and confidential (“Confidential Information”). For the avoidance of doubt, any information disclosed by or on behalf of the Parties under the Confidentiality Agreement that is subject to the confidentiality obligations contained therein will be, and will be deemed to be, Confidential Information for purposes of this Agreement and will be subject to all of the terms and conditions of this Agreement, including the restrictions on the disclosure of such Confidential Information contained herein. The Parties agree that, after the Closing, Information that constitutes an Acquired Asset will be Confidential Information of Acquiror and Acquiror will not be subject to this Section 4.14 (except for Section 4.14(c)) with respect to such information, and Seller will be deemed to be the Receiving Party of such Confidential Information for purposes of Section 4.14(b).

(b)          Each Party receiving Confidential Information (the “Receiving Party”) recognizes and acknowledges:

(i)          that Confidential Information of the other Party may be commercially valuable proprietary products of such Party, the design and development of which may have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time and which afford such Party a commercial advantage over its competitors;

(ii)         that the loss of this competitive advantage due to unauthorized disclosure or use of Confidential Information of such Party may cause great injury and harm to such Party; and

(iii)        that the restrictions imposed upon the Parties under this Section 4.14 are necessary to protect the secrecy of Confidential Information and to prevent the occurrence of such injury and harm. The Parties agree that:

(A)         disclosure of Confidential Information will be received and held in confidence by the Receiving Party and that such Receiving Party will not, without the prior written consent of the Party from whom such Confidential Information was obtained (the “Disclosing Party”), disclose, divulge or permit any Person to obtain any Confidential Information disclosed by the Disclosing Party (whether or not such Confidential Information is in written or tangible form), other than to Subsidiaries of the Receiving Party and their employees and agents, in each case, who have a need to know such Confidential Information and who are bound in writing by duties of confidentiality and non-use obligations with respect to such Confidential Information no less protective of the Disclosing Party than those set forth herein;

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(B)         the Receiving Party will take such steps as may be reasonably necessary to prevent the disclosure of Confidential Information to others; and

(C)         the Receiving Party will use the Information only in connection with the transactions contemplated hereby to perform its and its Group’s obligations, or to exercise its rights, under this Agreement and the Ancillary Agreements.

(c)          The commitments set forth above will not extend to any portion of Confidential Information:

(i)          which is already known to the Receiving Party other than any member of Seller Group with respect to Confidential Information related to the Rochas Business, or is information generally available to the public;

(ii)         which, hereafter, through no act in violation of the present Agreement or the Confidentiality Agreement or any other applicable duty on the part of the Receiving Party or its Representatives becomes generally available to the public;

(iii)        which corresponds in substance to a disclosure furnished to the Receiving Party by any third party having a bona fide right to do so and not having any confidential obligation, direct or indirect, to the Disclosing Party with respect to the same; or

(iv)        which is required to be disclosed by Law; provided that the Receiving Party provides reasonable prior written notice of such required disclosure to the Disclosing Party following the Receiving Party’s knowledge of such requirement in order to provide the Disclosing Party with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Disclosing Party.

4.15         Transition Coordination; Completion of Agreements. Subject to applicable Law, from and after the date hereof until the Closing, Seller and Acquiror will cooperate in good faith on transition planning, including forming transition teams that are each sufficiently staffed. As part of the transition planning, the transition teams will meet, either in person or teleconference, to finalize the operational details of each of the Ancillary Agreements and all schedules thereto, in each case in accordance with applicable Law. For the avoidance of doubt, Seller and Acquiror agree that the material terms of the Ancillary Agreements in the forms attached hereto will not be changed without their mutual agreement.

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4.16         No Shop. Between the date hereof and the Closing Date, the Seller shall not, nor shall it permit any of its Affiliates to, or authorize or permit any director, officer or employee of the Seller or any of its Affiliates or any advisor or representative of the Seller or its Affiliates to, directly or indirectly (i) solicit, encourage or facilitate, any Alternative Proposal, or (ii) enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperation in any way with, any Alternative Proposal. For the avoidance of doubt, Seller and Acquiror acknowledge, pursuant to Article L. 141-23 of the French Commercial Code, that any employee of Parfums Rochas SAS can make an offer to Seller for the Rochas Business until April 19th, 2015, and such offer and Sellers’ actions with respect thereto will not be in violation of this Section 4.17.

4.17         Rochas Name. Within 90 days following the Closing, Seller will file with the appropriate Governmental Authority the documents necessary to change the name of Parfums Rochas SAS to remove the name “Rochas.” Acquiror will provide Seller with reasonable cooperation as necessary to effect such name change.

V.          EMPLOYEE MATTERS

5.01         Identification of Employees. (a) The list of Transferred Employees is set forth on Section 5.01 of the Seller Disclosure Letter. Seller may update Section 5.01 of the Seller Disclosure Letter from time to time in order to maintain the accuracy of Section 5.01 of the Seller Disclosure Letter, including as a result of terminations, transfers, new hires and accidental or inadvertent errors or omissions, highlighting such changes.

(b)          With respect to each Rochas Business Acquired Plan, within 30 days following the date of this Agreement, Seller will provide or make available to Acquiror copies of the most recent actuarial valuation, if applicable, and any other financial statements in respect of the Transferred Employees who participate in each such Rochas Business Acquired Plan.

5.02         Transferred Employees. (a) As a consequence of the transfer of the Acquired Assets, the contracts of employment of all the Transferred Employees will automatically transfer to the Acquiror Group at Closing in accordance with the Transfer Regulations.

(b)          Acquiror will comply with all mandatory provisions of the Transfer Regulations and in particular will maintain individual terms of employment contracts of the Transferred Employees, including length of service, remuneration, and place of work. From and after the Closing, Seller will bear no obligation or liability with respect to any of the Transferred Employees and Acquiror will indemnify and hold Seller harmless from and against any termination, severance, claim or other liability arising in connection with the Transferred Employees.

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5.03         Terms of Employment. (a) Employment Position. As of the Closing, Acquiror will, or will cause one of its Subsidiaries to, provide to each Transferred Employee employment in a position at least comparable to that held by such Transferred Employee immediately before the Closing. A Transferred Employee’s position will be treated as comparable only if (i) the responsibilities of the position are generally comparable to the responsibilities of such Transferred Employee immediately prior to the Closing, and (ii) there is not an increase in the Transferred Employee’s business travel that results in either (A) an undue hardship to the Transferred Employee when compared to the Transferred Employee’s business travel immediately prior to the Closing or (B) the Transferred Employee spending 50% or more of his or her business time away from such Transferred Employee’s primary place of employment if such time away differs materially from the period immediately prior to the Closing.

(b)          Transfer of Agreements. (i) To the extent that (A) the applicable Law of any jurisdiction, (B) any applicable collective bargaining agreement or other applicable agreement with a works council or economic committee, or (C) any applicable employment agreement, would require Acquiror or its Affiliates to provide any more favorable terms of employment to any Transferred Employee than those otherwise provided for by this Section 5.03 (or extend the period of time for which such standards are met), in connection with the sale of the Rochas Business to Acquiror, then Acquiror will, or will cause one of its Subsidiaries to, provide such Transferred Employee with such more favorable term, and otherwise provide terms of employment in accordance with this Section 5.03.

(ii)         Acquiror and Seller agree that to the extent provided under the applicable Laws, (A) any employment agreements between Seller and its Affiliates, on the one hand, and any Transferred Employee, on the other hand, and (B) any collective bargaining agreements applicable to the Transferred Employees in such jurisdictions, will in each case be in effect and be binding upon Acquiror after the Closing as if originally made between Acquiror and the other parties to such employment agreement or collective bargaining agreement.

(c)          Severance. With respect to each Transferred Employee who is notified of a termination for economic reasons (i.e., other than for Cause) before November 25, 2017, Acquiror will, or will cause one of its Affiliates to, provide such employee with the severance payments and benefits set forth on Section 5.03(c) of the Seller Disclosure Letter, and under the applicable formula set forth on the attachment to Section 5.03(c) of the Seller Disclosure Letter.

5.04         Bonuses and Incentives. (a) Except as otherwise set forth in Section 5.04(b), Seller will retain all obligations to the Transferred Employees, including Transferred Employees, with respect to the bonuses and incentives under Seller’s Short Term Achievement Reward (STAR) bonus program, Long-Term Incentive (LTI) program, Key Manager Stock Option Program and any other cash, annual, long-term, equity or similar incentive program in which the Transferred Employees participate for the plan year in which the Closing Date occurs that are attributable to the period prior to the Closing; provided, however, that, if requested by Seller, Acquiror or one of its Subsidiaries will make all cash payments in respect of any such program so long as Seller transfers to Acquiror or a designated Subsidiary, as of the Closing, all amounts payable in respect of such cash obligations that are attributable to the period prior to the Closing and any associated Taxes payable by Acquiror or any of its Subsidiaries in connection with such cash payments (but Seller will not be liable for any Tax withholding except to the extent it is required to remit any such Tax withheld from any such bonuses and incentives to the appropriate Governmental Authority).

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(b)          Notwithstanding Section 5.04(a), Acquiror will, or will cause one of its Subsidiaries, to pay to each Transferred Employee any 13th month, jubilee and/or similar payment, as applicable, that would next be payable following the Closing at such time as Seller or its Subsidiary would have made such payments (for example, if the Closing takes place on September 30, 2015, and a 13th month payment would have been paid on December 31, 2015, then Acquiror will make such payment on December 31, 2015) in accordance with Seller’s applicable policies (in each instance regardless of the applicable Transferred Employee’s employment status on the relevant payment date and irrespective of whether applicable Law requires such payment(s)).

5.05         Credit for Service with Seller. Where applicable, Acquiror and its Affiliates will provide credit for each Transferred Employee’s length of service with Seller and its Affiliates for all purposes (including eligibility, vesting and benefit accrual) under (a) each plan, program, policy or arrangement of Acquiror and its Affiliates to the same extent such service was recognized under a similar plan, program, policy or arrangement of Seller or any of its Affiliates, and (b) applicable Law in each case, except that such prior service credit will not be required to the extent that it results in a duplication of benefits provided by Seller (including any duplication of benefits under a defined benefit pension plan).

5.06         Miscellaneous. (a) Following the date of this Agreement, Seller (and its Subsidiaries) and Acquiror (and its Subsidiaries) will reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article V, including (i) exchanging information and data, including (A) reports prepared in connection with bonus plan participation and related data of Transferred Employees and all other information reasonably necessary for Seller or Acquiror to comply with the covenants contained in this Article V other than the information related to performance ratings or assessment of Transferred Employees (including performance history reports) and (B) information relating to employee benefits and employee benefit plan coverages (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments or employees of Seller and its Subsidiaries), (ii) making any and all required filings and notices, (iii) making any and all required communications with Transferred Employees, and (iv) obtaining any Governmental Approvals required hereunder.

(b)          Between the date hereof and the Closing Date, any communications between Acquiror and any employees of Seller and its Affiliates regarding terms of employment, employee benefits or otherwise regarding employment with Acquiror will be conducted at the times and through processes approved by Seller, such approval not to be unreasonably withheld. Such processes will provide adequate access to the Transferred Employees and allow all reasonable means of communication with such employees by Acquiror and its Subsidiaries; provided, however, that any communications with Transferred Employees or any other employees of Seller or its Affiliates will be limited to employee benefit matters relating to Transferred Employees, future organization design and staffing.

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(c)          Without limiting Acquiror’s obligations under this Article V with respect to the Transferred Employees, this Article V will not (i) constitute or be treated as an amendment of, or undertaking to amend any employee benefit plan in which Seller’s or any of its Affiliates’, or Acquiror’s or any of its Subsidiaries’, employees participate or (ii) prohibit Acquiror or any of its Subsidiaries from amending any employee benefit plan in which Acquiror’s or such Subsidiary’s employees participate.

(d)          Notwithstanding anything in this Agreement to the contrary (including the provisions of Sections 10.07 and 10.15), Seller, in its sole discretion, will have the right to enforce the obligations of any member of the Acquiror Group under this Article V on behalf of, and for the benefit of, any Transferred Employee (other than in the case of a termination of employment by Acquiror or its Subsidiaries of a Transferred Employee for Cause, which will be final and binding and not subject to challenge by Seller); provided, however, that with respect to any such enforcement, Seller must first (i) within 90 days following Seller’s actual knowledge of the condition giving rise to Seller’s enforcement action, deliver to Acquiror a written explanation specifying the relevant portion of this Article V that is the basis for such enforcement action and (ii) give Acquiror an opportunity to cure such condition within 30 days following delivery of such explanation; and provided, further, that in no event will Seller have any rights under this Section 5.06(d) relating to any alleged breach by Acquiror of its obligations under this Article V if the alleged failure to meet such obligations results from Seller’s failure to provide information reasonably necessary to satisfy Acquiror’s obligations. Each member of the Acquiror Group acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of this Article V may be inadequate and Seller, its Affiliates and the applicable Transferred Employee(s) may suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Acquiror agrees on behalf of each member of the Acquiror Group that, in the event of such a breach or threatened breach by any member of the Acquiror Group, in addition to any remedies at Law, Seller, without posting any bond, will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

VI.          CONDITIONS

6.01         Joint Conditions. The respective obligation of Seller and Acquiror to consummate the Closing is subject to the satisfaction or waiver of the following conditions:

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(a)          no preliminary or permanent injunction or other Order shall have been issued that would make unlawful the consummation of the transactions contemplated hereby; and

(b)          no employee of Parfums Rochas SAS has made an offer to Seller or an Obligee to purchase the Rochas Business in France within the two-month period following receipt of the information notice delivered to each of them in accordance with Article L. 141-23 of the French Commercial Code, provided that this condition precedent shall be deemed satisfied prior to the end of the abovementioned two-month period upon receipt by Parfums Rochas SAS of written notification by each employee required to be informed pursuant to Article L. 141-23 of the French Commercial Code that he/she has waived his/her right to make a purchase offer.

6.02         Conditions to the Obligation of Acquiror. The obligation of Acquiror to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Acquiror and may be waived by Acquiror unless otherwise provided in this Agreement):

(a)          all covenants of Seller under this Agreement and the Ancillary Agreements to be performed on or before the Closing shall have been duly performed by Seller in all material respects;

(b)          (i) the representations and warranties of Seller in this Agreement (other than the representations and warranties in Section 2.09(b)), which for purposes of this clause (i) will be read as though none of them contained any materiality or “Rochas Business MAE” qualifications (but not disregarding limitations of representations to Rochas Material Contracts), shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is specifically and expressly made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Rochas Business MAE, and (ii) the representations and warranties of Seller in Section 2.09(b) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing; and

(c)          Acquiror shall have received a certificate of Seller addressed to Acquiror and dated the Closing Date, signed on behalf of Seller by an officer of Seller (on Seller’s behalf and without personal liability), confirming the matters set forth in Section 6.02(a) and Section 6.02(b).

6.03         Conditions to the Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Seller and may be waived by Seller unless otherwise provided in this Agreement):

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(a)          all covenants of Acquiror under this Agreement and the Ancillary Agreements to be performed on or before the Closing Date shall have been duly performed by Acquiror in all material respects;

(b)          the representations and warranties of Acquiror in this Agreement (which for purposes of this paragraph will be read as though none of them contained any materiality or Acquiror MAE qualifications) shall be true and correct in all respects as of the Closing with the same effect as if made at and as of the Closing (except that any representation and warranty in any Section that is made as of a date other than the date of this Agreement shall be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not have in the aggregate an Acquiror MAE; and

(c)          Seller shall have received a certificate of Acquiror addressed to Seller and dated the Closing Date, signed on behalf of Acquiror by an officer of Acquiror (on Acquiror’s behalf and without personal liability), confirming the matters set forth in Section 6.03(a) and Section 6.03(b).

6.04         Frustration of Conditions. Neither the Seller nor Acquiror may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied to excuse it from its obligation to effect the Transaction if such failure was caused by such Party’s breach of its obligations under this Agreement.

VII.         TERMINATION AND ABANDONMENT

7.01         Basis for Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)          by mutual written consent of Seller and Acquiror;

(b)          by either Seller or Acquiror:

(i)          if the Closing does not occur on or prior to June 30, 2015 (the “End Date”), unless the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate this Agreement to perform or observe in all material respects the covenants of such Party set forth herein; or

(ii)         if (A) there is any Law that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions contemplated hereunder, and such Order or other action becomes final and non-appealable;

(c)          by Seller:

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(i)          if Acquiror breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Acquiror of such breach (or, if earlier, the End Date);

(ii)         if any of the conditions set forth in Section 6.01 or Section 6.03 becomes incapable of fulfillment, and has not been waived by Seller to the extent waivable; or

(d)          by Acquiror:

(i)          if Seller breaches any of its representations and warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Seller of such breach (or, if earlier, the End Date); or

(ii)         if any of the conditions set forth in Section 6.01 or 6.02 becomes incapable of fulfillment, and has not been waived by Acquiror to the extent waivable;

provided, however, that the Party seeking termination pursuant to clause (c)(i), (c)(ii), (d)(i) or (d)(ii) is not in material breach of any of its representations, warranties or covenants contained in this Agreement.

7.02         Notice of Termination; Return of Documents; Continuing Confidentiality Obligation. In the event of a termination of this Agreement by Seller or Acquiror pursuant to this Article VII, written notice thereof will be given to the other Party and the transactions contemplated by this Agreement and the Ancillary Agreements will terminate, without further action by any Party. If the transactions contemplated by this Agreement and the Ancillary Agreements are terminated as provided herein, (a) Acquiror will return to Seller or destroy all documents and copies and other material received from Seller and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, (b) Seller will return to Acquiror or destroy all documents and copies and other material received from Acquiror and its Subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Ancillary Agreements, whether so obtained before or after the execution hereof, and (c) notwithstanding anything herein to the contrary, the Confidentiality Agreement will be deemed to be reinstated and will be deemed to apply as if it had not originally been terminated pursuant to Section 10.03.

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7.03         Effect of Termination. If this Agreement is duly terminated and the transactions contemplated hereby are abandoned as described in this Article VII, this Agreement will become void and of no further force and effect, except for the provisions of Section 4.03 relating to publicity, Section 7.02, this Section 7.03, Article X and Article XI containing general provisions and definitions, respectively, except that nothing in this Article VII will be deemed to release any Party from any Liability for any breach by such Party of the terms and provisions of this Agreement prior to such termination or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement that specifically survive such termination as set forth in the immediately preceding sentence.

VIII.         INDEMNIFICATION

8.01         Indemnification by Acquiror. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement, but subject to the limitations set forth in this Article VIII, from and after the Closing Date, Acquiror will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Seller Indemnitees from and against any and all Losses that result from or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a)          any Assumed Liability, including the failure of Acquiror, any other member of the Acquiror Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Assumed Liability;

(b)          any breach by Acquiror or any other member of the Acquiror Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement at or after the Closing; and

(c)          any breach of any of the representations and warranties contained in Article III of this Agreement.

8.02         Indemnification by Seller. Without limiting or otherwise affecting the indemnity provisions of any Ancillary Agreement but subject to the limitations set forth in this Article VIII, from and after the Closing, Seller will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Acquiror Indemnitees from and against any and all Losses that result from, relate to or arise out of, whether prior to or following the Closing, any of the following items (without duplication):

(a)          any Excluded Liability, including the failure of Seller or any other member of the Seller Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, such Excluded Liabilities;

(b)          any breach by Seller or any other member of the Seller Group of any covenant to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement at or after the Closing; and

(c)          any breach of any of the representations and warranties of Seller contained in Article II of this Agreement.

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8.03         Calculation and Other Provisions Relating to Indemnity Payments. (a) Insurance. The amount of any Loss for which indemnification is provided under this Article VIII will be net of any amounts actually recovered by the Indemnitee or its Affiliates under third-party, non-captive insurance policies with respect to such Loss (less the cost to collect the proceeds of such insurance). If any Loss resulting in indemnification under Section 8.01(c) or 8.02(c) relates to a claim by an Indemnitee or its Affiliates that is covered by one or more third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Loss under such policies. Any indemnity payment hereunder will initially be made without regard to this Section 8.03(a), and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Loss, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Loss (less the cost to collect the proceeds of such insurance).

(b)          Taxes. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to this Agreement (including under Section 9.04) will be:

(i)          decreased to offset any Tax benefit realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item; and

(ii)         increased to offset any Tax amount that would be due by the Indemnitee (or an Affiliate thereof) by reason of a payment pursuant to Section 8, provided that the Indemnitee shall use its best endeavors to mitigate such Tax amount to the extent permitted by applicable Law.

8.04         Procedures for Defense, Settlement and Indemnification of Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Seller Group, on the one hand, against Acquiror or any member of the Acquiror Group, on the other hand, or (ii) by any member of the Acquiror Group, on the one hand, against Seller or any member of the Seller Group, on the other hand (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Section 10.15. If an Indemnitee receives notice or otherwise learns of any matter that may be the subject of a Direct Claim, such Indemnitee will give the Indemnifying Party prompt written notice thereof but in any event within 15 days after receiving such notice or otherwise learning of such matter. Any such notice will describe the matter in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such matter. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(a) will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b)          Third-Party Claims.

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(i)          Notice of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) which is not a member of the Seller Group or the Acquiror Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third-Party Claim. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 8.04(b)(i) will not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(ii)         Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 180 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article VIII, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (A) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable or corrective relief (with or without monetary damages, fines or penalties) which equitable relief would not reasonably be expected to adversely affect the operations of (1) Seller or its Affiliates, if Acquiror is the Indemnifying Party, or (2) Acquiror or its Affiliates, if Seller is the Indemnifying Party, and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim and the counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnitee, subject to the limitations thereon set forth in this Article VIII (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of such claims, the Indemnifying Party may elect to agree to be fully responsible subject to the limitations thereon set forth in this Article VIII, for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims; provided, that the other Litigation Conditions set forth in clauses (A), (B) and (C) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 8.04(b), the Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 8.04(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or (z) in the reasonable judgment of the Indemnitee based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnitee with respect to such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense to the extent otherwise provided under this Article VIII. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim unless such settlement or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim and unless such settlement or judgment does not impose injunctive or other non-monetary equitable relief against the Indemnitee or its Affiliates, or their respective businesses. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

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(c)          Without limiting any provision of this Section 8.04, each of the Parties will reasonably cooperate, and will cause each of its respective Affiliates to reasonably cooperate, with each other in the defense of any claim that the Rochas Business infringes Intellectual Property of any third Person, and no Party will knowingly acknowledge, or permit any member of its respective Group to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner as to which such Party has actual knowledge that so doing will be materially inconsistent with the defense of such infringement, validity or similar claim or challenge except as required by Law. For the avoidance of doubt, nothing herein will preclude truthful testimony by any Party or any of its representatives or employees, and such truthful testimony will not be deemed a breach hereof.

(d)          In the event Acquiror promptly notifies Seller in writing that Seller or one of its Affiliates has challenged or called into question the validity of any Intellectual Property of the Rochas Business, Seller will, and will cause its Affiliates to, withdraw or cause such challenge to be withdrawn within five Business Days following receipt of such written notice from Acquiror.

(e)          For the avoidance of doubt, this Section 8.04 will not apply to any claim related to Tax matters, which will be governed exclusively by Article IX.

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8.05         Additional Matters. (a)     Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which Acquiror, on the one hand, and Seller, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon its reasonable request, be consulted with respect to strategy and development of the Action, including significant matters relating thereto, and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b)          Certain Actions. Notwithstanding anything to the contrary set forth in this Article VIII, Seller may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Closing which relate to or arise out of the Rochas Business, the Acquired Assets or the Assumed Liabilities and as to which a member of the Seller Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Rochas Business, the Acquired Assets or the Assumed Liabilities); provided, however, that, (i) Seller will defend or prosecute, as applicable, such Actions in good faith, (ii) Seller will reasonably consult with Acquiror on a regular basis with respect to strategy and developments with respect to any such Action and make reasonable efforts to take into account into account its comments, (iii) Acquiror will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) Seller must obtain the written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if Seller is a defendant and such settlement, consent or judgment would require Acquiror to abandon its rights, change its business practices or incur any Liabilities with respect thereto or if Seller is a plaintiff and the resolution involves a judgment that is less than was being sought as of the Closing Date in respect of the Rochas Business. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Seller and Acquiror will agree upon a reasonable allocation to Acquiror, if any, and Acquiror will be responsible for or receive, as the case may be, Acquiror’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Rochas Business, the Acquired Assets or the Assumed Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same, and in all cases without prejudice to the provisions of Section 8.02.

(c)          Mitigation. The Indemnitee will make Commercially Reasonable Efforts to mitigate any Losses and will not be entitled to indemnification hereunder to the extent that the amount of such Loss exceeds the minimum necessary remediation, correction or amelioration to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

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(d)          Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article VIII will not be affected.

(e)          Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

8.06         Exclusive Remedy. (a) From and after the Closing, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the Rochas Business, the Acquired Assets, the Assumed Liabilities, the Excluded Liabilities, or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, common law fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and thereunder and except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article VIII or, in the case of indemnification for Taxes, Article IX. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article VIII and Article IX and other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided in any Ancillary Agreement) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement.

(b)          Notwithstanding any other provision hereof, from and after the Closing, the sole and exclusive remedy for Acquiror with respect to any and all claims relating to the representations and warranties in Section 2.13(a), including breaches thereof or inaccuracies therein, will be for Seller to provide Acquiror with access in perpetuity to the relevant Asset in a manner consistent with the manner in which such Asset was previously made available to the Rochas Business immediately prior to the Closing at no additional cost to Acquiror, provided that notwithstanding the foregoing Seller shall be liable for Acquiror’s Losses in respect of such breaches thereof or inaccuracies therein in the event that Seller is unable to so provide Acquiror with access to such Acquired Assets as required by this Agreement (including the foregoing).

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8.07         Limitations on Indemnification. (a) Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, (i) Seller will not have any liability under Section 8.02(c) (other than with respect to a breach of Sections 2.01 (Organization), 2.02 (Authorization), 2.11 (Brokers), and 2.12 (Title) (collectively, the “Seller Specified Representations”)) unless the aggregate liability for Losses suffered by the Acquiror Indemnitees thereunder exceeds $1.08 million (the “Deductible”), and then only to the extent of such excess, (ii) Seller’s aggregate liability under Section 8.02(c) (other than with respect to a breach of any of the Seller Specified Representations) will not exceed $5.4 million (the “Cap”), (iii) (A) Acquiror will not have any liability under Section 8.01(c) (other than with respect to a breach of Sections 3.01 (Organization), 3.02 (Authorization), 3.04 (Brokers) and 3.05 (Financing) (collectively, the “Acquiror Specified Representations”)) unless the aggregate liability for Losses suffered by the Seller Indemnitees thereunder exceeds the Deductible, and then only to the extent of such excess, and (B) Acquiror’s aggregate liability under Section 8.01(c) (other than with respect to a breach of any of the Acquiror Specified Representations) will not exceed the Cap, and (iv) no Party will have any liability under Section 8.01(c) or 8.02(c), as applicable, for any Loss arising out of any individual claim (or any series of claims arising out of substantially the same events, facts or circumstances, which will be aggregated for purposes of this clause (iv)), unless such Loss exceeds $100,000, and any Losses that are disregarded pursuant to this clause (iv) will not be aggregated for purposes of the preceding clauses (i) through (iii). This Section 8.07 will not apply to indemnification for Taxes, which will be governed exclusively by Article IX.

(b)          For purposes of Sections 8.01(c) and 8.02(c), any qualification in any such representation or warranty as to materiality, Rochas Business MAE or Acquiror MAE will be taken into account for purposes of determining whether such representation or warranty has been breached, but in the event that such representation or warranty has been determined to have been breached, such qualification as to materiality, Rochas Business MAE or Acquiror MAE will thereafter be disregarded for purposes of determining the amount of Losses arising from such breach and the applicable Indemnitee may recover the entire amount of such Losses subject to the limitations set forth in this Article VIII.

(c)          Notwithstanding any other provision hereof in no event will any Indemnitee be entitled to any double recovery under Section 8.01 or Section 8.02.

8.08         Tax Treatment of Indemnification. For all Tax purposes, Acquiror and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the purchase price unless, and then solely to the extent that, a Final Determination provides otherwise.

8.09         Indemnification in Case of Strict Liability or Indemnitee Negligence. Subject to the limitations in this Article VIII, including Section 8.05(c) and 8.07, the indemnification provisions in this Article VIII shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law or products liability, securities or other legal requirement) and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole or concurrent strict liability imposed upon the Person seeking indemnification.

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IX.          TAX MATTERS

9.01         Allocation of Cash Purchase Price. The allocation of the Cash Purchase Price among the Acquired Assets is set forth on Section 9.01 of the Seller Disclosure Letter (the “Asset Allocation”). Seller and Acquiror will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with the details set forth on the Asset Allocation, including taking an inconsistent position on any Tax Return, before any Taxing Authority, or in any action relating to any Tax, except as required by Law. Seller and Acquiror will file all federal, state, local and foreign Tax Returns in accordance with the Asset Allocation of the Seller Disclosure Letter. Seller and Acquiror will provide each other promptly (and no later than 90 days following the Closing Date) with any additional information necessary to complete any such filings.

9.02         Transfer Taxes. Acquiror will pay, and be responsible for, 100% of all Transfer Taxes. Any Tax Return required to be filed with respect to any such Transfer Taxes will be filed by the Person primarily responsible for such filing under applicable Law; provided, that such Party will deliver a draft of any such Tax Return to the other Party at least 15 days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) and any additional information relating thereto that the other Party may reasonably request, and will reflect on the applicable Tax Return any reasonable comments submitted by such other Party at least five days prior to the applicable due date. The Parties will reasonably cooperate in obtaining any available exemptions or refunds with respect to Transfer Taxes. In any event, Acquiror will indemnify and hold harmless Seller from any cost arising from a failure by Acquiror to pay Transfer Taxes in a timely manner.

9.03         VAT. Pursuant to Article 257 bis of the French Tax Code (Code général des impôts), as interpreted by the French tax authorities (administrative guidelines BOI-TVA-CHAMP-10-10-50-10-20121001), the sale of the Acquired Assets leads to a transfer of a totality of assets and shall not give rise to the payment of any VAT. To this end, the Acquiror and Seller each declare to be subject and liable to VAT in France as at the date of this Agreement. Acquiror and Seller shall mention the total amount of the Acquired Assets (excluding VAT) on their respective VAT returns (on line “other non-taxable operations”) filed in respect of the period during which the sale is effective. Under Article 242 nonies A of Annex II to the French Tax Code (Code général des impôts), Seller shall provide an invoice to Acquiror for the Acquired Assets. Notwithstanding the above, any VAT which would become payable by the Seller in relation to the transactions contemplated by this Agreement shall be borne by Acquiror and paid to Seller no later than ten days from receipt of an invoice from Seller.

9.04         Registration in France. The Acquiror will register this deed under the conditions and within the time periods provided for by Article 201 of the French Tax Code to the competent authority and proceed to the payment of registration duties due under Article 719 of the French Tax Code. All registration duties, stamp and other fees or taxes paid for publications or filings to be made in connection with this transaction will be borne by the Acquiror (for clarity this does not include Taxes payable with respect to income of Seller or its Affiliates). In the event that Seller or its Subsidiaries would have to pay such duties or taxes, they would be reimbursed by the Acquiror promptly.

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9.05         Statement of Fairness. In accordance with Article 850 of the French Tax Code, the Parties state that the purchase price (including the Cash Purchase Price, the Estimated Cash Purchase Price and the Final Cash Purchase Price) indicated in this Agreement is the full amount of the price to be paid by Acquiror to Seller in consideration for the transactions contemplated by this Agreement, in the knowledge that if such statement is untrue the penalties provided for in Article 1837 of the French Tax Code shall apply.

9.06         Miscellaneous. Each Party will provide the other with such information, records and other assistance, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the other Party in connection with any Tax matter under this Article IX, including the preparation of any Tax Return and the conduct of any Tax claim; provided that Acquiror will not be permitted to inspect or otherwise review any Consolidated Tax Return.

X.           MISCELLANEOUS

10.01         Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement (other than the Seller Specified Representations) will survive the Closing until the date that is 12 months after the Closing Date. The Seller Specified Representations and the Acquiror Specified Representations will survive the Closing until the date that is the third anniversary of the Closing. No Party will have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof as set forth in this Section 10.01, unless a notice of a breach thereof giving rise to a right of indemnity has been notified pursuant to Section 10.05 to the Party against whom such indemnity may be sought prior to such termination, in which case the noticed claims relating to such breach will survive such termination until they are finally resolved. Notwithstanding the foregoing, the Tax Representations provided for under Section 2.10 will survive until 30 days after expiry of the relevant applicable statute of limitations.

10.02         Expenses. (a) General Rule. Except as otherwise expressly provided in this Agreement, including in Sections 1.10(c), 4.06(e), and 10.02(b) or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.

(b)          Antitrust Filing Fees. Acquiror will be responsible for and pay any requisite filing fee in respect of any notification submitted pursuant any Antitrust Laws.

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10.03         Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, including the Confidentiality Agreement, which is hereby terminated and of no further force or effect, subject to Section 7.02. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or required by applicable public policy rules.

10.04         Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b)          By execution and delivery of this Agreement, each Party irrevocably agrees that (i) all disputes arising out or in connection with this Agreement will be settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by three arbitrators appointed in accordance with the said rules, (ii) the seat of the arbitration will be Paris, France. The language of the arbitration shall be English, provided that the arbitrators will accept documentation or witness evidence in English or in French, and any award of the arbitration tribunal will be made in writing and will be final and binding on the Parties. Any award will be enforceable in any court of competent jurisdiction. The Parties undertake to carry out the award without delay. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by the Rules of Arbitration of the International Chamber of Commerce will constitute valid and lawful service of process against each of them.

10.05         Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile or email during normal business hours (local time) of a Business Day of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)            if to Seller (or any Obligee):

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attention: Corporate Secretary
Attention: Joseph Stegbauer
Associate General Counsel – Global Transactions
Facsimile: (513) 983-7635

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with a copy to (which will not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Attention:     Robert A. Profusek

Peter E. Izanec

Facsimile: (212) 755-7306

(ii)           If to Acquiror:

Interparfums S.A.
4 rond-point des Champs Elysées
75008 Paris (France)
Attention: Mr. Philippe Benacin
Email: pbenacin@interparfums.fr

with a copy to (which will not constitute notice):

Darrois Villey Maillot Brochier AARPI
69 avenue Victor Hugo
75016 Paris (France)
Attention: Me. Pierre Casanova
Email: pcasanova@darroisvilley.com

Attention: Me. Forrest Alogna
Email: falogna@darroisvilley.com

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 10.05. Any notice to Seller will be deemed notice to all members of the Seller Group, and any notice to Acquiror will be deemed notice to all members of the Acquiror Group.

10.06         Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)          No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. Except and solely to the extent set forth in Section 8.07, the rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

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10.07         No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Seller Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement; provided, however, that this Section 10.07 does not limit any rights of Seller pursuant to Section 5.06(d).

10.08         Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

10.09         Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Seller Disclosure Letter or Acquiror Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Acquiror Disclosure Letter or Seller Disclosure Letter. The use of the words “include” or “including” in this Agreement or the Seller Disclosure Letter or the Acquiror Disclosure Letter will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

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10.10         Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

10.11         Counterparts, Etc. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

10.12         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed, that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13         Disclosure Letters. There may be included in the Seller Disclosure Letter and/or the Acquiror Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Seller Disclosure Letter and the Acquiror Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Seller Disclosure Letter and the Acquiror Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Letter or the Acquiror Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

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10.14         Waiver. Acquiror acknowledges, on behalf of itself and its Affiliates, that Jones Day has represented, is representing and will continue to represent Seller in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and that Jones Day will only represent the interests of Seller in connection with such transactions. Acquiror waives, on behalf of itself and its Affiliates, any conflict of interest that it or they may assert against Jones Day in connection with such representation and agrees not to challenge Jones Day’s representation of Seller with respect to such transactions or to assert that a conflict of interest exists with respect to such representation. Without limiting the generality of the foregoing, Acquiror agrees, on behalf of itself and its Affiliates, that Jones Day may represent Seller in any litigation, arbitration, mediation or other Action against or involving Acquiror and/or any of its Affiliates, arising out of or in connection with such transactions.

10.15         Dispute Resolution. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement and subject to Section 10.12, the procedures set forth in this Section 10.15 will govern dispute resolution of any Direct Claim under Section 8.05 (a “Dispute”). Acquiror, on the one hand, and Seller, on the other hand, will first refer any such Dispute for resolution to either the Chief Executive Officer of Acquiror or the Chief Financial Officer of Seller (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 20 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to commence arbitration in accordance with Section 10.04. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings will be without prejudice to the legal position of a Party in any subsequent Action and kept confidential and protected against disclosure. The Parties agree that the Dispute Escalation Notice shall be deemed to satisfy any requirement as regards the commencement of any Action under any applicable statute of limitation or other applicable time period provided pursuant to this Agreement or any Ancillary Agreement.

10.16         Obligations of Affiliates.

(a) Each of Seller and Acquiror will cause all of the members of its Group to comply with their respective obligations or representations or warranties under this Agreement and the Ancillary Agreements (whether or not any such members of its Group are parties to this Agreement or Ancillary Agreements). Seller hereby guarantees to Acquiror the performance of the other members of the Seller Group of their respective obligations under this Agreement and the other Ancillary Agreements, and Acquiror hereby guarantees to Seller the performance of the other members of the Acquiror Group of their respective obligations under this Agreement and Ancillary Agreements.

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(b)The Obligees hereby expressly agree and consent to be bound by the terms of the present Agreement and to comply with their obligations applicable to them under the present Agreement, including in their capacity as Subsidiaries of the Seller.

XI.          definitions

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Accounting Firm” has the meaning set forth in Section 1.10(b).

“Acquired Assets” has the meaning set forth in Section 1.04(a).

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to Seller immediately prior to the execution of this Agreement.

“Acquiror Group” means Acquiror and each of its Affiliates.

“Acquiror Indemnitees” means Acquiror, each member of the Acquiror Group and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Acquiror Group (in each case, in their respective capacities as such).

“Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby by no later than the End Date.

“Acquiror Parent” has the meaning set forth in Section 4.03(b).

“Acquiror Specified Representations” has the meaning set forth in Section 8.07(a).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, providing that with the sole exception of Acquiror Parent, notwithstanding anything to the contrary in the foregoing, an Affiliate shall under no circumstances include any shareholder of a publicly listed company. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Agreement” has the meaning set forth in the preamble to this document.

“Alternative Proposal” means any written proposal, or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or series of transactions, any assets that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of the Rochas Business, other than with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

“Ancillary Agreements” means the Seller Shared Technology License Agreement, the Transitional Supply Agreements, the Coexistence Agreement and the Fonds de Commerce Agreement.

“Antitrust Approvals” has the meaning set forth in Section 4.02(c)(i).

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means assets, properties, rights (including brand equity), claims, contracts, and businesses, and any right, title or interest thereto, wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Asset Allocation” has the meaning set forth in Section 9.01.

“Assumed Liabilities” has the meaning set forth in Section 1.05(a).

“Base Amount” has the meaning set forth in Section 1.09(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the Laws of France or the federal Laws of the United States.

“Cap” has the meaning set forth in Section 8.07(a).

“Cash Purchase Price” has the meaning set forth in Section 1.09(a).

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“Cause” means (a) a material violation of Acquiror’s generally applicable written employment rules or policies (including a violation of applicable Law in the course of employment and insubordination as described in such rules and policies), (b) a conviction of, or a plea of guilty or nolo contendere to, a crime for which a custodial sentence may be applied, or (c) a material failure to perform his or her duties (other than any such failure resulting from the Transferred Employee’s good faith effort to perform his or her duties), but only if (i) Acquiror first provides the Transferred Employee with an “official notice” identifying the manner in which Acquiror believes that the Transferred Employee has failed to perform his or her duties and (ii) the Transferred Employee fails to remedy such failure following such notice; provided, however, that Cause specifically excludes redundancy, surplus enrollment, restructuring of Acquiror or its Affiliates or their respective operations, or any other economic related reasons. Seller agrees that any termination of employment by Acquiror or its Affiliates of a Transferred Employee for Cause will be final and not subject to challenge by Seller.]

“Claims Notice” has the meaning set forth in Section 8.04(b)(i).

“Closing” has the meaning set forth in Section 1.08.

“Closing Date” has the meaning set forth in Section 1.08.

“Closing Rochas Inventory Payment” has the meaning set forth in Section 1.10(f).

“Closing Statement” has the meaning set forth in Section 1.10(a).

“Code” means the Internal Revenue Code of 1986.

“Coexistence Agreement” means an agreement, in a form to be negotiated in good faith between the Parties, to address the coexistence of Trademarks that are Acquired Assets and Trademarks that are Excluded IP Assets.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law, or (c) to initiate any litigation or arbitration.

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“Compensation and Benefit Plans” means all written (a) salary, bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (b) employment agreements, and (c) medical, dental, disability, health and life insurance plans, in the case of each of clauses (a) through (d), either (i) maintained or contributed to by Seller or any of its Affiliates as of the date of this Agreement for the benefit of any of the Transferred Employees or any of their beneficiaries or (ii) pursuant to which Acquiror or any of its Subsidiaries may have any Liability for any Transferred Employees subsequent to the Closing in respect of periods prior to the Closing (which clause (ii) is limited solely to Rochas Business Acquired Plans with respect to Transferred Employees), excluding in the case of clauses (i) and (ii) any plans, policies, arrangements or agreements not sponsored by Seller or any of its Affiliates to which contributions by an employer are mandated by a Governmental Authority or by law, rules, regulations, orders or decrees.

“Confidential Information” has the meaning set forth in Section 4.14(a).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of 16 December 2014, between Seller and Acquiror.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties, including filings with Governmental Authorities.

“Consolidated Tax Returns” means any Tax Returns with respect to any federal, state, provincial, local or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include Seller or any of its Affiliates.

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.01. Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Deductible” has the meaning set forth in Section 8.07(a).

“Direct Claims” has the meaning set forth in Section 8.04(a).

“Disclosing Party” has the meaning set forth in Section 4.14(b)(iii)(A).

“Dispute” has the meaning set forth in Section 10.15.

“Dispute Escalation Notice” has the meaning set forth in Section 10.15.

“End Date” has the meaning set forth in Section 7.01(b)(i).

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“Enforceability Exception” has the meaning set forth in Section 2.02.

“Estimated Closing Statement” has the meaning set forth in Section 1.09(b).

“Estimated Inventory Amount” has the meaning set forth in Section 1.09(b).

“Excluded Assets” has the meaning set forth in Section 1.04(b).

“Excluded IP Assets” means (a) all UPC, EAN codes, IP addresses and any other codes or numbers that contain Seller identifiers, (b) any Intellectual Property utilized for the provision of any of the services set forth on the annex attached to Section 2.13 of the Seller Disclosure Letter, (c) the Trademarks “P&G” and “Procter & Gamble,” similar Trademarks and any other Trademark that includes the name of Seller or any of its Affiliates or businesses, (d) all Intellectual Property that is not used exclusively in the Rochas Business, and (e) the Les Cascades de Rochas mark.

“Excluded Liabilities” has the meaning set forth in Section 1.05(b).

“Existing Fragrance Supplier” has the meaning set forth in Section 2.15(a).

“Final Closing Statement” has the meaning set forth in Section 1.10(d).

“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Final Inventory Amount” has the meaning set forth in Section 1.10(d).

“Fonds de Commerce Agreement” means the French Language Asset Purchase Agreement (Acte de Cession de Fonds de Commerce) to be negotiated in good faith between the Parties within five Business Days of the date of this Agreement with any substantive terms thereof to reflect the terms and conditions set forth in the provisions of this Agreement.

“Fragrances” has the meaning set forth in Section 2.15(c).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller.

“Goods in Transit” means goods that have left a Seller site and were recorded by Seller in its accounting systems, but have not been received by customers (and, because the title and risk of loss of the goods only transfers to the customer when received for these specific orders, therefore cannot be reflected as sales in accordance with GAAP).

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“Governmental Approvals” means any notices, reports or other filings to be made to, or any Consents, registrations, permits, orders, clearances, terminations or expirations of waiting periods or authorizations to be obtained from, any Governmental Authority, including the Antitrust Approvals.

“Governmental Authority” means any supranational (including the EU), federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Governmental Permits” means any licenses, registrations, permits, orders, clearances, or other authorizations of any Governmental Authority.

“Group” means the Seller Group or the Acquiror Group, as the context requires.

“Hybrid Fragrance” has the meaning set forth in Section 2.15(c).

“ICC Expert Rules” has the meaning set forth in Section 1.10(c).

“ICC Rules” has the meaning set forth in Section 10.04.

“Indebtedness” means and includes as to any Person (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (e) net payment obligations under any interest rate, currency or other hedging agreement, (f) obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases, or (g) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article VIII, Article IX or any other section of this Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VIII, Article IX or any other section of this Agreement.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

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“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by an Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators, (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) rights of privacy and publicity, and (f) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“Knowledge” means, in the case of Acquiror, the knowledge of each of the Persons listed on Section 11.01(a) of the Acquiror Disclosure Letter as of the date of the representation after prudent inquiry by each such Person, and, in the case of Seller, the knowledge of each of the persons listed on Section 11.01(a) of the Seller Disclosure Letter as of the date of the representation after prudent inquiry by each such Person.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 2.14(a).

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

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“Litigation Conditions” has the meaning set forth in Section 8.04(b)(ii).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees and expenses); provided, however, that “Losses” will not include any punitive, exemplary, special or similar damages, indirect damages, consequential damages that are not reasonably foreseeable, damages computed on a multiple of earnings, cash flow or another financial measure, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Obligees” has the meaning set forth in the preamble to this Agreement.

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by any Person, an action that is materially (a) consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person or (b) similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal operations of other Persons that are in the same size and line of business as such Person.

“Parties” means Seller and Acquiror.

“Patent” has the meaning set forth in the definition of “Intellectual Property.”

“Permitted Encumbrances” means (a) Security Interests consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or immaterial irregularities in title thereto which do not materially interfere with the use of the property in the Rochas Business, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies (x) not yet due or (y) which are being contested in good faith, and have been fairly disclosed if they exceed 50,000 Euros, (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the Ordinary Course, (d) with respect to Acquiror, Security Interests securing obligations pursuant to credit documents of Acquiror in connection with the Debt Financing or any refinancing thereof, (e) liens on the Leased Real Property in favor of the landlord of such Leased Real Property, whether contractual, statutory or otherwise, and (f) any Security Interest against any landlord’s interest in the fee property that is subject to a Real Property Lease.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.

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“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” has the meaning set forth in Section 4.01(a).

“Privileged Communications” has the meaning set forth in Section 4.07(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Real Property Leases” has the meaning set forth in Section 2.14(a).

“Receiving Party” has the meaning set forth in Section 4.14(b).

“Registered Intellectual Property” means any active Patent, Trademark registration or application for registration, Copyright registration or application for registration, or Internet domain name registration.

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors and other representatives.

“Rochas Books and Records” has the meaning set forth in Section 1.04(a)(vi).

“Rochas Business” means Seller’s perfumes and fashion house that operate under the “Rochas” Trademark.

“Rochas Business Acquired Plan Assets” has the meaning set forth in Section 1.04(a)(xi).

“Rochas Business Acquired Plans” has the meaning set forth on Section 1.04(a)(xi) of the Seller Disclosure Letter.

“Rochas Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the assets, business, liabilities, condition (financial or other) or results of operations of the Rochas Business taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether there has been, or would reasonably be expected to be, a Rochas Business MAE: (a) general conditions in the industry in which the Rochas Business competes, (b) any conditions in the United States general economy or the general economy in other geographic areas in which the Rochas Business operates or proposes to operate, (c) political conditions, including acts of war (whether or not declared), armed hostilities, acts of terrorism or developments or changes therein, (d) any conditions resulting from natural disasters, (e) compliance by Seller with its covenants or obligations (other than representations and warranties) in this Agreement, (f) the failure of the financial or operating performance of the Rochas Business to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered provided that they do not fall under another clause of this proviso), (g) any action taken or omitted to be taken at the request or with the consent of Acquiror, (h) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated thereby, including any employee departures and any actions taken by customers or suppliers of the Rochas Business to terminate, discontinue or not renew their Contracts with the Rochas Business or otherwise withhold any Consent necessary in respect of such Contracts, (i) changes in applicable Laws or GAAP; provided, further, that with respect to clauses (a), (b), (c), or (d), such matters will be considered to the extent that they disproportionately affect the Rochas Business as compared to similarly situated businesses generally operating in the same industry and in the geographic areas in which the Rochas Business operates.

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“Rochas Contracts” means the following Contracts to which Seller or any member of Seller Group is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Seller or any member of the Seller Group pursuant to any provision of this Agreement or any Ancillary Agreement: (a) any Contract identified on Section 2.07(a) of the Seller Disclosure Letter and (b) any other Contract that is exclusively used in or exclusively relates to the Rochas Business.

“Rochas Facilities” has the meaning set forth in Section 1.04(a)(ii).

“Rochas Governmental Approvals” has the meaning set forth in Section 1.04(a)(iv).

“Rochas Inventory” means all product inventories, raw and packaging materials, Goods in Transit, parts, works-in-process and finished goods and products of the Rochas Business as of the Closing.

“Rochas IP Assets” has the meaning set forth in Section 1.04(a)(v).

“Rochas Material Contracts” has the meaning set forth in Section 2.07(a).

“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Acquiror immediately prior to the execution of this Agreement.

“Seller Fragrances” has the meaning set forth in Section 2.15(b).

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“Seller Group” means Seller and each of its Affiliates.

“Seller Indemnitees” means Seller, each member of the Seller Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents, representatives or employees of any member of the Seller Group (in each case, in their respective capacities as such).

“Seller Names and Marks” has the meaning set forth in Section 4.10(a).

“Seller Objection” has the meaning set forth in Section 1.10(b).

“Seller Shared Technology Agreement” means the Seller Shared Technology License Agreement in substantially the form attached hereto as Exhibit B.

“Seller Specified Representations” has the meaning set forth in Section 8.07(a).

“Shared Information” means (a) all Information provided by any member of the Acquiror Group to a member of the Seller Group prior to the Closing, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the Rochas Business prior to the Closing and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, including as required by Article L.141-2 of the French Commercial Code, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Seller or the Rochas Business, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the Rochas Business (except for any information relating to performance ratings or assessments of employees of Seller and Transferred Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Shared Operational Real Property” has the meaning set forth in Section 2.14(a).

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect more than 50% of the Board of Directors or other governing body or (b) if there are no such voting interests, hold more than 50% or more of the equity interests therein.

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“Tax” means (i) all forms of taxation imposed by any federal income, state, local or Tax Authority including (but not limited to) , charge, duty, fee, levy, impost or other assessment of any nature whatsoever, including Transfer Taxes and income, gross receipts, excise, property, estimated, sales or use, value added, goods and services, withholding, employment, unemployment net worth, customs duties, capital gains, stamp and franchise taxes, , in each case including any interest, penalties, additions to tax and additional amounts with respect thereto, and (ii) all amounts payable with respect to any Taxes pursuant to an agreement or an arrangement or any other legal obligation including payments as a secondary liability besides or for the account of any other person.

“Tax Proceeding” has the meaning set forth in Section 2.10(a).

“Tax Return” means any return, report, declaration, statement or other document (including any amendment or schedule thereto) filed or required to be filed with any Taxing Authority in respect of any Tax.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third-Party Claim” has the meaning set forth in Section 8.04(b)(i).

“Third-Party Fragrances” has the meaning set forth in Section 2.15(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Announcement” has the meaning set forth in Section 4.03(a).

“Transfer Documents” has the meaning set forth in Section 1.12.

“Transfer Regulation” means Section L1224.1 of the French Labor Code in respect of Transferred Employees and the provisions of EU Council Directive 2001/23/EC of 12 March 2001.

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, VAT, goods and services, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, the sale, transfer or assignment of the Acquired Assets from Seller or any of its Affiliates to Acquiror or any of its Affiliates pursuant to this Agreement.

“Transferred Employees” means employees of Seller or its Subsidiaries identified as Transferred Employees on Section 5.01 of the Seller Disclosure Letter, as it may be updated from time to time.

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“Transition Period” has the meaning in Section 4.10(a).

“Transitional Supply Agreements” means the Transitional Supply Agreement in substantially the form attached hereto as Exhibit C. From and after the Closing, the Transitional Supply Agreements will refer to such agreements executed and delivered pursuant to this Agreement, as amended and/or modified in accordance with its terms.

“VAT” means any value added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EEC Directive 77/388/EEC (and other EEC directives relating to VAT) and/or local legislation imposing value added Tax in the relevant jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

The Procter & Gamble CoMPANY

By:	/s/ Laura Becker
	Name:	Laura Becker
	Title:	VP Business Development
	Location:	Cincinnati, OH, USA

INTERpARFUMS SA

By:	/s/ Stanislas Archambault
	Name:	Stanislas Archambault
	Title:	Managing Director, Duly Empowered
	Location:	New York

[Signature Page to Transaction Agreement]

Obligees:

PARFUMS ROCHAS SAS

By:	/s/ Antoine Delgrange
	Name:	Antoine Delgrange
	Title:	President, Rochas SAS
	Location:	Geneva

Procter & Gamble INTERNATIONAL OPERATIONS SA

By:	/s/ [unintelligible] Ambrosio
	Name:	L. Ambriosio
	Title:	Associate General Counsel
	Location:	Geneva

By:	/s/ M Carla LiUni
	Name:	M Carla Liuni
	Title:	VP Prestige
	Location:	Geneva

[Signature Page to Transaction Agreement]